      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        U.S. ONLINE COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4841                            74-2874568
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                             8307 SHOAL CREEK BLVD.
                              AUSTIN, TEXAS 78757
                                 (512) 451-8765
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                   ROBERT G. SOLOMON, CHIEF EXECUTIVE OFFICER
                             8307 SHOAL CREEK BLVD.
                              AUSTIN, TEXAS 78757
                                 (512) 451-8765
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 LAURA T. PUCKETT                                    SHARI K. KROUNER
                 WILLIAM W. BARKER                                    JAMES A. GRAYER
     GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.                KRAMER, LEVIN, NAFTALIS & FRANKEL
       1001 FOURTH AVENUE PLAZA, SUITE 4500                          919 THIRD AVENUE
             SEATTLE, WASHINGTON 98154                           NEW YORK, NEW YORK 10022
                TEL: (206) 624-3600                                 TEL: (212) 715-9100
                FAX: (206) 389-1708                                 FAX: (212) 715-8000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
   TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE      PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
           TO BE REGISTERED                 REGISTERED      OFFERING PRICE(1)    AGGREGATE OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)            5,675,000             $ 8.50               $48,237,500               $14,231
-------------------------------------------------------------------------------------------------------------------------------
Representative's Options(3)(4)               333,333              $10.20               $ 3,399,997               $ 1,003
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
underlying Representative's Options          333,333              $10.20             $         0(5)             $     0(5)
-------------------------------------------------------------------------------------------------------------------------------
Total                                       6,341,666                                  $51,637,497              $15,234(5)
===============================================================================================================================

(1) Estimated pursuant to Rule 457(a) under the Securities Act solely for the purpose of calculating the registration fee.

(2) Includes 3,333,333 shares of Common Stock offered by the Company; 500,000 shares of Common Stock to cover over-allotment options, if any; 800,000 shares of Common Stock registered for resale by the LLC; 866,667 shares of Common Stock registered for resale by purchasers in the Interim Financing; and 175,000 shares of Common Stock issuable on exercise of the Warrants, none of which are presently outstanding.

(3) Represents five-year Representative's Options to purchase 333,333 shares of Common Stock at an exercise price equal to 120% of the initial public offering price.

(4) Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued to cover future anti-dilution adjustments under the terms of the Representative's Options.

(5) Pursuant to Rule 457(i) no filing fee is due with respect to the 333,333 shares of Common Stock issuable on exercise of the Representative's Options.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 4, 1998

PROSPECTUS

                                3,333,333 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     U.S. OnLine Communications, Inc. (the "Company") hereby offers 3,333,333 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a market for the Common Stock will be sustained following the Offering. It is anticipated that the initial public offering price for the Common Stock will be between $6.50 and $8.50 per share. See "Underwriting" for factors considered in determining the initial public offering price of the Common Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "USOL." The Company has also registered 1,841,667 shares of Common Stock on behalf of selling stockholders (the "Selling Stockholders"), none of which are presently being offered and all of which are subject to lock-up agreements with Barington Capital Group, L.P. ("Barington"). See "Shares Eligible for Future Sale" and "Underwriting."
                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES MATERIAL RISKS AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

==================================================================================================================
                                                                                                PROCEEDS TO
                                          PRICE TO PUBLIC        UNDERWRITING DISCOUNT         COMPANY(1)(2)
------------------------------------------------------------------------------------------------------------------
Per Share...........................             $                         $                         $
------------------------------------------------------------------------------------------------------------------
Total(3)............................             $                         $                         $
==================================================================================================================

(1) Excludes a non-accountable expense allowance payable by the Company to Barington, the representative of the several underwriters (the "Representative"), in an amount equal to 3% of the gross proceeds of the Offering, the value of five-year options (the "Representative's Options") to purchase 333,333 shares of Common Stock at an exercise price equal to 120% of the initial public offering price being issued to the Representative and certain other compensation payable to the Underwriters. The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $1,195,000, including the Representative's non-accountable expense allowance.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 500,000 additional shares of Common Stock at the Price to the Public less Underwriting Discount to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the right to reject any order in whole or in part, and subject to the conditions set forth in the Underwriting Agreement between the Company and the Underwriters. It is expected that the delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of Barington Capital Group, L.P., 888 Seventh Avenue, New York, New York 10019 or through the facilities of The Depository Trust Company, on or about
            , 1998.
                            ------------------------

                            BARINGTON CAPITAL GROUP
           THE DATE OF THIS PROSPECTUS IS                     , 1998.

                    [MAP OF STATES INDICATING SERVICE AREAS]

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish its stockholders annual reports containing financial statements audited by independent accountants and such other periodic reports as the Company may deem appropriate or as may be required by law.

     Unless otherwise indicated, (i) the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised, (ii) the information in this Prospectus gives effect to the acquisition by the Company of substantially all of the assets, and the assumption by the Company of certain liabilities (the "Asset Acquisition"), of U.S. OnLine Communications L.L.C., a Washington limited liability company formed in 1995 (the "LLC"), which transaction will be effected prior to consummation of the Offering; and (iii) the "Company" includes U.S. OnLine Communications, Inc., the LLC, U.S. On-Line Cable, L.L.C., a Texas limited liability company formed in 1994 ("Cable"), and subsidiaries. See "Certain Transactions." Refer to the Glossary for industry terms used in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

GENERAL

     The Company markets and provides cable television ("CATV") and enhanced local and long distance telecommunications services, collectively referred to as residential multi-tenant services ("RMTS"), to multifamily dwelling units ("MDUs") such as apartment complexes, condominiums and other concentrated residential sites. Through cost benefits available to the Company as a result of its regulatory status as a private cable operator, the Company is generally able to offer revenue sharing agreements to property owners as an inducement to property owners to contract for the Company's services. The Company believes that it offers superior customer service, which provides another incentive for property owners and MDU tenants to use the Company's services. The Company targets demographically appealing MDUs clustered in geographic regions with growing populations and currently services MDUs located in Austin, Dallas-Forth Worth, Denver, San Antonio and the Washington, D.C. metropolitan area (including the Virginia suburbs).

     The Company provides its services pursuant to right of entry contracts ("ROE Contracts") with property owners and agreements with MDU residents. The Company currently has ROE Contracts with various property owners including institutional property owners such as Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust. After executing a ROE Contract, the Company builds out "passings" on a property. A "passing" refers to each service for which an apartment unit is wired, and therefore, an apartment unit wired for both CATV and telephony services counts as two passings. Once the passings are operational, the Company markets its services directly to MDU residents.

     Since inception, the Company has experienced significant growth in the total number of properties covered by ROE Contracts, passings and subscribers. From December 31, 1996 to March 31, 1998, the number of properties covered by the Company's ROE Contracts increased from 28 to 43 (an increase of 54%), the number of passings increased from approximately 7,600 to approximately 18,000 (an increase of approximately 135%), and the number of subscribers increased from approximately 3,600 to approximately 10,000 (an increase of approximately 180%).

GROWTH STRATEGY

     The Company's primary objective is to become a leading provider of RMTS in the United States. The Company believes it can achieve this objective by:

     - targeting MDUs with favorable demographics,
     - capturing the benefits of geographic clustering,
     - offering competitive products and superior customer service, and
     - utilizing a flexible and reliable technology platform.

     The key components of the Company's growth strategy include:

     - generating additional ROE Contracts in existing markets,
     - offering its services in new markets,
     - cross-selling additional related products and services to its existing subscriber base once a market has been developed, and
     - pursuing acquisitions of other CATV and telephony service providers.

INDUSTRY OVERVIEW

     The Company estimates that the potential market for its services in the United States consists of approximately 10 million apartment units located in MDU communities of 50 or more units. While all of these units are currently served by some form of CATV and telephony service, the Company believes that fewer than 5% are currently serviced by an RMTS provider. The Company further believes that approximately 45% of the MDU market is served by franchise CATV operators that do not offer revenue sharing packages with property owners or superior customer service. Due to consolidation of ownership of MDUs, there has been downward pressure on cashflow returns to property owners, creating added incentives on the part of property owners to find new sources of revenue. In addition, as a result of the competitive nature of the MDU industry, property owners are looking for more products and services to distinguish their communities from those of their competitors.

SERVICES

     The Company currently provides CATV and telephony services to MDU residents at competitive rates. The Company's CATV service offers a full range of popular programming tailored specifically for each MDU or region. The Company currently purchases standard and enhanced local and long-distance telephony services in bulk and resells them over networked central office telecommunications platforms. The Company obtains its CATV programming through program access agreements with suppliers. In 1996 and 1997, the Company derived 93% and 69% of its revenues from CATV services, and 7% and 26% from telephony services, respectively.

     In addition to offering CATV and telephony services, in the near future the Company intends to roll out related services such as paging, intrusion alarm, Internet access, and high-speed data. The Company is also exploring offering additional services including utility metering and financial and insurance products.

MARKETING

     The Company markets its services to two distinct customer groups. The first group consists of property owners, some of which are the largest multifamily property owners and developers in the industry, and the second group consists of MDU residents. The Company markets RMTS to property owners to secure ROE Contracts. After entering into a ROE Contract, the Company builds out its passings on the property. Once the passings are operational, the property owner's on-site leasing agents market the Company's CATV and telephony services to MDU residents. The Company typically maintains an exclusive marketing relationship with the property owners and provides training and support to the on-site leasing agents.

     The Company believes that its ability to secure ROE Contracts will be a key component of its success and has contributed to its substantial growth to date. When the Company executes a ROE Contract, it generally becomes the exclusive provider of CATV services to that MDU and a non-exclusive provider of telephony and related services. ROE Contracts executed by the Company generally have a term of eight to fifteen years. The Company believes that its ROE Contracts, which provide strong financial incentives to property owners, align its interests with those of the property owners. The Company also believes that it offers competitively-priced CATV and telephony products and superior customer service which enhance the amenity package offered by a property owner, thereby increasing occupancy and resident retention in MDUs served by the Company.

OPERATING BENEFITS

     The Company is considered to be a private cable operator and therefore is subject to less regulatory oversight than traditional franchise cable operators. The principal benefit of this regulatory status is that, unlike a traditional cable operator, the Company is not required to provide universal access by building a network throughout its designated franchise area. Instead, the Company constructs facilities only in those MDUs where it has entered into a ROE Contract with the property owner. This situation allows the Company to keep infrastructure development and maintenance costs at a minimum, thereby enabling the Company to offer revenue-sharing arrangements that induce property owners to enter into ROE Contracts with the Company. In addition, the Company also benefits from the fact that it is not subject to uniform pricing restrictions and can create custom pricing packages and tiers for individual properties, for groups of commonly owned properties and for particular geographic markets.

HISTORY

     The Company was incorporated under the laws of the State of Delaware in March of 1998 in anticipation of the Offering. Prior to consummation of the Offering, the Company will acquire substantially all of the assets and assume certain of the liabilities of the LLC in the Asset Acquisition, and immediately preceding the Asset Acquisition, Cable will be merged with and into the LLC. The Company's principal executive offices are located at 8307 Shoal Creek Boulevard, Austin, Texas 78757, and its telephone number is (512) 451-8765.

                                  THE OFFERING

Common Stock offered by the Company..................  3,333,333 shares
Common Stock outstanding:
  Before the Offering(1).............................  2,166,667 shares
  After the Offering.................................  5,500,000 shares

Risk Factors.........................................  The Common Stock offered hereby involves material risks. Prospective investors should carefully
                                                       consider the risks described in "Risk Factors."

Use of Proceeds......................................  The net proceeds of the Offering will be used by the
                                                       Company for expansion of facilities and services,
                                                       enhancement to management information and billing
                                                       systems, repayment of indebtedness and general
                                                       corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...............  USOL

---------------
(1) Includes 800,000 shares of Common Stock issued to the LLC in connection with the Asset Acquisition, 866,667 shares of Common Stock purchased by investors in conjunction with an interim financing completed prior to the Offering, and 500,000 shares of Common Stock issued to key employees pursuant to the 1998 Restricted Stock Award Plan (the "1998 Restricted Stock Plan"). Excludes shares of Common Stock issuable upon exercise of the following warrants and options: (i) 175,000 shares of Common Stock issuable upon exercise of two outstanding warrants to Aspen OnLine Investments, LLC (100,000 shares) and Silicon Valley Bank (75,000 shares), respectively (the "Warrants"); (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Qualified Stock Option and Incentive Stock Option Plan ("1998 Stock Option Plan"), of which options for 495,000 shares have been granted as of the date of this Prospectus; and (iii) 333,333 shares of Common Stock issuable upon exercise of the Representative's Options. See "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                             SUMMARY FINANCIAL DATA

     The pro forma financial data of the LLC and the Company and the selected financial data of the LLC below should be read in conjunction with the Financial Statements, Notes to the Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other financial information included elsewhere in this Prospectus. The selected financial data for the fiscal years ended December 31, 1996 and December 31, 1997 are derived from audited financial statements of the LLC. The LLC owned a 50% interest in Cable during the year ended December 31, 1996 and, in the year ended December 31, 1997, acquired the remaining interest in Cable. Therefore, the unaudited pro forma statement of operations data for the LLC for the year ended December 31, 1996 gives effect to the acquisition of the remaining 50% of Cable as if that transaction had occurred on January 1, 1996. (See Note 2 of the Notes to Consolidated Financial Statements of the LLC.) The unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997 gives effect to the Interim Financing and the Asset Acquisition as if those transactions had occurred on January 1, 1997.

                                                                                             U.S. ONLINE
                                                U.S. ONLINE COMMUNICATIONS L.L.C.        COMMUNICATIONS, INC.
                                            ------------------------------------------   --------------------
                                                           DECEMBER 31,                      DECEMBER 31,
                                            DECEMBER 31,       1996       DECEMBER 31,           1997
                                                1996       PRO FORMA(1)       1997           PRO FORMA(2)
                                            ------------   ------------   ------------   --------------------
STATEMENT OF OPERATIONS DATA:
Total revenue.............................  $    58,407    $   836,876    $ 2,721,293        $ 2,721,293
Gross profit..............................       17,658        523,841      1,763,209          1,763,209
Loss from operations......................   (2,703,698)    (4,118,677)    (6,230,763)        (6,608,518)
Net loss..................................   (4,243,083)    (5,107,494)    (8,446,349)        (7,988,998)
Net loss per share:
  Basic...................................                                                   $     (3.69)
                                                                                             -----------
  Diluted.................................                                                   $     (2.82)
                                                                                             ===========
Weighted average shares used for computing
  net loss per share:
  Basic...................................                                                     2,166,667
                                                                                             ===========
  Diluted.................................                                                     2,836,667
                                                                                             ===========
OPERATING DATA:
  Number of passings......................        7,584                        16,873
  Number of subscribers...................        3,614                         9,662

                                                                  U.S. ONLINE COMMUNICATIONS, INC.
                                                          -------------------------------------------------
                                                                          DECEMBER 31, 1997
                                                          -------------------------------------------------
                                                                                             PRO FORMA,
                                                             ACTUAL       PRO FORMA(3)    AS ADJUSTED(3)(4)
                                                          ------------    ------------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $    949,741    $ 7,851,596        $25,406,596
Working capital.........................................     7,501,719     (5,488,033)        16,316,967
Total assets............................................    16,465,329     25,655,480         42,712,842
Long-term obligations, net of current maturities........    20,702,692      5,386,248          5,386,248
Stockholders' equity....................................   (13,712,982)     5,922,613         27,229,975

---------------
(1) Pro forma summary financial data gives effect to 100% consolidation of the LLC and Cable as of January 1, 1996.

(2) Pro forma summary financial data gives effect to (a) the sale of 65 units, each unit consisting of a 15% senior subordinated promissory note in the principal amount of $50,000 (the "Interim Notes") and 13,333.33 shares of Common Stock and the issuance of the 14% senior subordinated promissory note (the "Aspen Note") (together, the "Interim Financing"); (b) the Asset Acquisition, including the 10% promissory note (the "Asset Acquisition Note") and 800,000 shares of Common Stock issued in connection with the Asset Acquisition; and (c) the merger of Cable into the LLC.

(3) Pro forma summary balance sheet data gives effect to the following as if they occurred on December 31, 1997, (a) the proceeds from the issuance of 65 units and the Aspen Note in the Interim Financing, (b) the acquisition of substantially all of the assets, and the assumption of certain liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in connection with the Asset Acquisition, (c) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Award Plan, and (d) a payment of $393,375 to T&W Funding Company V, L.L.C. ("T&W") to bring the Company current with respect to all amounts in arrears.

(4) Pro forma summary balance sheet data gives effect to the following as if they occurred on December 31, 1997: (a) the proceeds from the issuance of 3,333,333 shares of Common Stock from the Offering (at an assumed offering price of $7.50 per share), resulting in additions to stockholders' equity of $25,000,000 reduced by issuance costs of $3,195,000; and (b) payments by the Company of $3,250,000 to repay the Interim Notes (and a related charge of $497,638 to expense related issuance costs,) and $1,000,000 representing payment of the first installment of the Asset Acquisition Note.

                                  RISK FACTORS

     An investment in Common Stock involves material risks. Investors should consider the following risks in addition to the other information in this Prospectus.

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. The words "anticipate," "believe," "estimate," "expect" and similar terms as they relate to the Company or its management are intended to identify these forward-looking statements. The Company's actual results and performance could differ materially from the results and performance expressed in or implied by these forward-looking statements. Factors that could cause or contribute to material differences include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."

     HISTORY OF LOSSES; UNCERTAIN FUTURE PROFITABILITY. The LLC has incurred substantial net losses since its inception. The LLC reported a net loss of $4,243,083 for the year ended December 31, 1996, and a net loss of $8,446,349 for the year ended December 31, 1997. From inception through December 31, 1997, the LLC recorded an accumulated deficit of $14,909,214. Management expects that the Company will continue to incur losses for the foreseeable future, and there can be no assurance that the Company will achieve or sustain profitability in the future. Coopers & Lybrand L.L.P., independent auditors of the Company, has expressed doubt as to the ability of the Company to continue as a going concern based on its accumulated losses from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

     SUBSTANTIAL LEVERAGE; RESTRICTIONS IN CONNECTION WITH INDEBTEDNESS. To date, the Company has financed its operations primarily through loans from equity owners, the Interim Financing, equipment lease financing and borrowings under its $7,200,000 secured credit facility with Silicon Valley Bank (the "Bank Credit Facility"), which expires on October 15, 1998. The Bank Credit Facility contains covenants which, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay distributions or take certain other corporate actions. By October 15, 1998, the Company will be required to renew the Bank Credit Facility or obtain financing from another lender. There can be no assurance that such financing will be obtainable on favorable terms, or at all. The inability to obtain financing when required would have a material adverse effect on the Company and the implementation of its growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RISKS ASSOCIATED WITH RIGHT OF ENTRY CONTRACTS. The Company's strategy relies in large part on its continuing ability to enter into long-term ROE Contracts on favorable terms with owners of demographically attractive MDUs. In addition, the Company depends upon third-party lenders to finance the build-out of ROE Contracts. The Company may not be able to implement its growth plan as currently contemplated if the demographics or occupancy rates of the MDUs served by the Company change, if the Company is unable to procure and finance suitable ROE Contracts in the future, or if the cost of acquiring ROE Contracts increases substantially as a result of increased competition or otherwise. The ability of the Company to implement its growth plan could also be materially adversely affected if lenders are unwilling to accept ROE Contracts as collateral for debt financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Although the exclusivity of property rights similar to those contained in the Company's existing ROE Contracts has been upheld in some jurisdictions by state and federal appellate courts, current trends at the state and federal levels, if they continue, may render the legality of such exclusivity provisions uncertain in different jurisdictions. Thus, there can be no assurance that exclusive rights contained in the Company's ROE Contracts will not be limited or abrogated, in whole or in part, in the near future by judicial, legislative or regulatory action. Certain states in which the Company may choose to operate have enacted legislation providing that no resident of an MDU may be denied access to programming provided by hard-wire cable systems, notwithstanding the fact that the MDU owner may have entered into an exclusive agreement with a cable distributor. It is possible that such laws will be enacted in other states in the future, increasing the competition for subscribers in MDUs. In several courts, however, mandatory access laws have been held unconstitutional. In addition, the FCC is reviewing the rights of various video programming service providers to access private property, including MDUs, and is considering various restrictions on the use of contracts which grant exclusive access rights. The inability to enforce the exclusivity provisions of the ROE Contracts, in whole or in part, could have a material adverse effect on the Company and its ability to implement the Company's current strategy. Moreover, even if the exclusivity provisions of the ROE Contracts remain fully enforceable, emerging technologies or changing regulations may enable competitors of the Company to bypass property owners entirely and market their products and services directly to MDU residents via satellite broadcast, wireless transmission, telephone lines or otherwise, which could reduce the competitive advantage provided by the Company's exclusive ROE Contracts. See "Business--Government Regulation--CATV Regulatory Issues."

     RISKS ASSOCIATED WITH MANAGEMENT INFORMATION AND BILLING SYSTEMS. The Company's business requires a billing system that can accurately and quickly process large amounts of data. Each month, the Company processes over 150,000 individual phone calls and thousands of other individual account transactions. Each of these must be properly billed to the appropriate customer. On occasion, the Company experiences difficulties with the system's ability to track some types of billable calls, in part due to technology limitations and in part due to the fact that the current management information and billing system is limited in the number of calls that it can accurately process at one time. Errors and delays in processing customer calls may undermine customer confidence and may result in customers switching their telephone service to another company. While to date these difficulties and limitations have not been material, the Company estimates that approximately $750,000 will be required over the next twelve months to upgrade its system to accurately handle the substantial additional transactions that will be generated if the Company meets its business goals. The actual cost of implementing such an upgrade may materially exceed management's estimates. The Company has recently engaged a national management information systems consulting firm to assist it in its efforts to enhance its management information and billing systems. Nonetheless, there can be no assurance that the Company will not encounter material unforeseen difficulties and delays in upgrading its management information and billing systems. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. Both the CATV and telecommunications industries are highly competitive and characterized by constant innovation. Competitors include major domestic and international private cable, telephone and franchise cable companies and their affiliates, many of which have resources that are substantially greater than those of the Company. Many of such companies also have names that are more recognizable by consumers than that of the Company, which may provide such competitors with significant competitive advantages. Entities with financial resources greater than those of the Company may be able to offer greater incentives to property owners, and the amount of the payments demanded by property owners may increase, impairing the Company's ability to operate on a profitable basis. Some of the Company's competitors include private cable and phone companies, local exchange carriers ("LECs"), competitive local exchange carriers ("CLECs"), franchise cable companies, franchise cable company joint ventures and LEC affiliates. The regulatory environment in which the Company operates continues to undergo fundamental changes that may also lead to increased competition. The trend in the telecommunications industry has been the convergence of traditional telephone and data services with broadcast video services. As part of this trend, service providers are attempting to converge network components: cable television distribution equipment is being considered for telephone services and vice versa, and wireless distribution equipment is being considered for both broadcast video and telephone services. In broader terms, the telephone, cable, wireless and computer industries are evolving to provide fully integrated multimedia services to end-users. The opportunities offered by such convergence will present risks for the Company due to enhanced competition from competitors in various industries with much greater financial, technical, marketing and other resources. Should rates decrease, the Company may be forced to lower its prices or offer additional services or features to remain competitive. Wireless cable and telephone services may also allow competitors to bypass property owners altogether and market their services directly to residents of MDUs. To remain competitive with other providers, the Company may be required to adopt new technologies, which are likely to entail significant capital expenditures. See "Business--Competition" and "--Government Regulation."

     RISKS ASSOCIATED WITH GROWTH STRATEGY. The expansion of the Company's operations will depend to some extent on matters outside of the Company's control including the ability of the Company to enter into ROE Contracts on favorable terms, make attractive acquisitions, and obtain required governmental permits in a timely manner, at reasonable costs and on satisfactory terms and conditions. The Company intends to incur substantial additional indebtedness to continue to upgrade its existing systems and to build new systems that will enable the Company to offer its customers enhanced products and services. Construction of new systems requires the Company to obtain qualified subcontractors and may subject the Company to the risk of cost overruns and delays. Delays also can be caused by weather, design changes, or material or equipment shortages, as well as the need to obtain governmental approvals. Failure to complete construction of new systems on a timely basis could impair the ability of the Company to compete effectively in a particular area.

     RAPID TECHNOLOGICAL CHANGES; EVOLVING MARKET. The cable and telecommunications industries are subject to rapid and significant technological changes and service innovations. The effect of these changes and innovations, including those relating to emerging hardwire and wireless transmission and switching technologies, cannot be predicted. The Company has formulated its business plans and strategies based on management estimates regarding the market size, the Company's anticipated share of the market, the estimated price and acceptance of the Company's services, and a variety of other factors. There can be no assurance that these estimates will prove to be correct.

     RELATIONSHIP WITH MCI. The Company currently purchases long distance services from MCI Communications Corporation, Inc. ("MCI") but does not have a written contract with MCI. The Company is in negotiations with MCI to obtain a written contract. If MCI were to terminate its provision of long distance services to the Company or were to change materially the terms under which the Company currently receives such services, the Company could be required to obtain long distance service from another source. There can be no assurance that the Company will continue to receive such services from MCI at the current rates, nor can there be any assurance that the Company could receive replacement services from other providers at rates which are competitive with those that it currently receives from MCI. In addition, changing providers of long distance services could disrupt service to the customers of the Company, which could adversely affect the relationship of the Company with such customers.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon its senior management, particularly Mr. Robert G. Solomon, its Chairman and Chief Executive Officer, and Mr. Donald E. Barlow, its President and Chief Financial Officer. The loss or unavailability of Mr. Solomon or Mr. Barlow could have a material adverse effect on the business, prospects and viability of the Company. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining additional key personnel. The loss of the services of one or more of the Company's key personnel or the inability to add key personnel could have a material adverse effect on the Company.

     GOVERNMENT REGULATION. The business of the Company is subject to extensive and changing laws and regulations, including those of the Federal Communications Commission ("FCC"), the Federal Aviation Administration ("FAA") and state and local regulatory bodies such as public utility commissions ("PUC"). Many of the operations of the Company are subject to licensing requirements of federal, state and local law, including the necessity to obtain FCC and PUC approvals for the Company's licenses. The United States Congress, the FCC, the FAA and state and local regulatory bodies in the past have adopted, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including rule-making by the FCC with respect to exclusive contractual rights to provide CATV service to a property, that could affect the operations of the Company's business and its ability to borrow money and pledge certain assets. No assurance can be given that changes in current or future regulations adopted by the United States Congress, the FCC, the FAA or state or local regulatory bodies or legislative initiatives could not have a material adverse effect on the Company. See "Business--Government Regulation."

     DILUTION. Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock. Assuming an offering price of $7.50 per share, dilution to new investors will be $3.75 per share of Common Stock. Additional dilution will occur to the extent that outstanding warrants and options are exercised. See "Dilution."

     EFFECT OF FUTURE SALES OF COMMON STOCK. The Company will have 5,500,000 shares of Common Stock outstanding after consummation of the Offering. Shares of Common Stock sold in the Offering to persons who are not "affiliates" of the Company, as defined in Rule 144 under the Securities Act, are freely resalable without restriction. Of the 5,500,000 shares of Common Stock outstanding after consummation of the Offering, 500,000 shares will be "restricted securities," as defined in Rule 144, that may be resold only after registration, through an available exemption, or through compliance with Rule 144 beginning one year after the shares were purchased. In addition, all of the shares of Common Stock outstanding prior to the consummation of the Offering, and all of the shares of Common Stock issuable upon exercise of the Warrants, are subject to a two-year lock-up agreement with Barington, except any stockholder subject to such agreement may sell shares of Common Stock commencing 12 months after the completion of the Offering in the event the last trading price for the Common Stock has been at least 200% of the price in the Offering for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the price in the Offering. 2,175,000 shares of Common Stock (including 175,000 shares issuable upon exercise of the Warrants and 333,333 shares issuable upon exercise of the Representative's Options) are being registered for sale under the Registration Statement, which would permit the holders to sell these shares prior to the expiration of the Rule 144 holding period, if Barington were to release the lock-up agreements. The lock-up agreements may be released by Barington on a case-by-case basis. The Company has been advised by Barington that it has no general policy with respect to granting releases from lock-up agreements, but it has no plans, intentions or understandings to modify, shorten or waive the lock-up agreements. There is, however, no assurance that the lock-up agreements will not be released. Sales of substantial amounts of Common Stock after consummation of the Offering could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale."

     NASDAQ ELIGIBILITY REQUIREMENTS; LOW PRICED STOCKS. Continued quotation of the Common Stock on the Nasdaq National Market is conditioned upon continuing to meet its eligibility requirements. In addition, if the trading price of the Common Stock drops below $5.00 per share, sales of Common Stock would be subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"), applicable to "low price stocks," which imposes additional sales practice requirements on broker-dealers making sales of low-priced stock to the public. For transactions covered by this rule, a broker-dealer must make a special suitability determination respecting each purchaser and have received each purchaser's written consent to the transaction prior to sale. If the Company fails to meet the Nasdaq's eligibility requirements or the trading price drops below $5.00 per share, the ability of holders to sell their Common Stock in the secondary market could be adversely affected.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,333,333 shares of Common Stock offered hereby, at the assumed initial public offering price of $7.50 per share, after deducting underwriting discounts and the estimated expenses of the Offering, including the Representative's non-accountable expense allowance, payable by the Company, are estimated to be approximately $21,805,000 ($25,145,000, if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of the Offering as follows:

                                                              APPROXIMATE
                                                                 AMOUNT       PERCENT
                                                              ------------    -------
Systems build out...........................................  $ 14,675,000      67.3%
Repayment of indebtedness...................................     4,380,000      20.1
Upgrades and enhancements to management information and
  billing systems...........................................       750,000       3.4
Sales and marketing.........................................       500,000       2.3
General corporate purposes and working capital..............     1,500,000       6.9
                                                              ------------     -----
          Total.............................................  $ 21,805,000     100.0%
                                                              ============     =====

     The Company plans to invest approximately $14,675,000 of the net proceeds of the Offering in building out systems to deliver products to new MDUs and to develop new product offerings. In building out new systems, the Company will expend funds to purchase and install CATV headend equipment, telephony switching equipment and related wiring. In conjunction with these installation costs, the Company will incur related customer service, licensing and administrative expenses.

     The Company intends to use approximately $3,380,000 of the net proceeds of the Offering to retire the Interim Notes, which bear interest at 15% per annum and are due on the day following consummation of the Offering, and approximately $1,000,000 of the proceeds of the Offering to pay the first installment due under the Asset Acquisition Note, which bears interest at 10% and such installment is due on the day following consummation of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

     The Company intends to use approximately $750,000 of the net proceeds of the Offering to upgrade its management information and billing systems to enable such systems to process the estimated increase in the quantity of telephone calls and other customer transactions which the Company expects to result from the buildout of new CATV and telephony facilities.

     The Company intends to use approximately $500,000 of the net proceeds of the Offering to market its services to MDU property owners and to promote its products to MDU residents by hiring additional sales personnel, increasing advertising, participating in trade shows, promoting its public relations and pursuing direct marketing efforts.

     The Company will use the remaining approximately $1,500,000 ($4,840,000, if the Underwriters' over-allotment option is exercised in full) of net proceeds of the Offering for general corporate purposes and working capital.

     The foregoing is an estimate of the Company's intended uses of net proceeds of the Offering and is subject to readjustment due to changes in the Company's plans, government regulations and economic industry conditions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has not paid any dividends since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, the Bank Credit Facility prohibits the payment of dividends.

                                    DILUTION

     Net tangible book value per share is determined by dividing the tangible net worth (tangible assets less liabilities) of the Company by the total number of shares of Common Stock outstanding. As of December 31, 1997, after giving pro forma effect to (i) the issuance of the Interim Notes, 866,667 shares of Common Stock and the Aspen Note in connection with the Interim Financing, which was completed on April 15, 1998 and (ii) the sale of substantially all of the assets of the LLC to the Company, the assumption by the Company of certain of the liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition, which will be completed prior to consummation of the Offering, and (iii) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Award Plan, the Company had a pro forma net tangible book value (deficit) of approximately $(1,186,898) or $(0.55) per share of Common Stock. After giving effect to the sale by the Company of the 3,333,333 shares of Common Stock offered hereby at the assumed offering price of $7.50 per share and receipt of the net proceeds therefrom, and the application of the net proceeds of the Offering as set forth under "Use of Proceeds," the Company's pro forma net tangible book value, as adjusted at December 31, 1997, would have been approximately $20,618,102 or $3.75 per share. This represents an immediate increase in the pro forma net tangible book value of $4.30 per share of Common Stock to present stockholders and an immediate dilution of $3.75 per share of Common Stock to new investors. The following table illustrates this dilution:

Assumed offering price per share............................           $7.50
  Pro forma net tangible book value (deficit) per share at
     December 31, 1997(1)...................................  $(0.55)
  Increase per share attributable to new investors..........    4.30
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................            3.75
                                                                       -----
Dilution per share to new investors.........................           $3.75
                                                                       =====

---------------
(1) As of December 31, 1997, the LLC's actual net tangible book value (deficit) was $(18,517,028).

The following table summarizes, at December 31, 1997, after giving pro forma effect to (i) the issuance of the Interim Notes, 866,667 shares of Common Stock and the Aspen Note in connection with the Interim Financing, which was completed on April 15, 1998, and (ii) the sale of the assets of the LLC to the Company, the assumption by the Company of certain of the liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition, and (iii) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Award Plan, the differences between existing stockholders and investors in the Offering with respect to the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of cash consideration paid, and the average price per share of Common Stock, before deduction of expenses of the Offering and underwriting discounts:

                                            SHARES OWNED            CONSIDERATION          AVERAGE
                                        --------------------    ----------------------      PRICE
                                         NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                        ---------    -------    -----------    -------    ---------
Existing Stockholders(1)..............  2,166,667      39.4%    $ 6,422,113      20.4%      $2.96
                                                                -----------    ------       -----
New investors.........................  3,333,333      60.6      25,000,000      79.6       $7.50
                                        ---------     -----     -----------    ------
          Total(1)....................  5,500,000     100.0%    $31,422,113     100.0%
                                        =========     =====     ===========    ======

---------------
(1) Excludes 175,000 shares of Common Stock issuable upon exercise of the Warrants, 1,000,000 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan, and 333,333 shares of Common Stock issuable upon exercise of the Representative's Options. See "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of December 31, 1997; (ii) as of December 31, 1997, on a pro forma basis, to reflect (a) the Interim Financing completed in April 1998, and (b) the Asset Acquisition, which will be completed prior to consummation of the Offering;
(iii) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Award Plan, and (iv) as of December 31, 1997, on a pro forma, as adjusted basis, to reflect (a) the sale by the Company of the 3,333,333 shares of Common Stock offered hereby at the assumed initial public offering price of $7.50 per share; and (b) the application of the net proceeds of the Offering as set forth under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to the Financial Statements appearing elsewhere in this Prospectus.

                                                                    U.S. ONLINE COMMUNICATIONS INC.
                                                             ---------------------------------------------
                                                                       DECEMBER 31, 1997      PRO FORMA
                                                             ACTUAL      PRO FORMA(1)       AS ADJUSTED(2)
                                                             ------    -----------------    --------------
Short-term debt:
  Interim Notes............................................   $--         $ 3,250,000        $        --
  Bank Credit Facility.....................................    --           7,127,000          7,127,000
  Asset Acquisition Note...................................    --           1,000,000                 --
                                                              ---         -----------        -----------
  Total short-term debt....................................   $--         $11,377,000        $ 7,127,000
                                                              ===         ===========        ===========
Long-term debt:
  Other long-term indebtedness.............................   $--         $ 1,886,000        $ 1,886,000
  Asset Acquisition Note...................................    --           2,000,000          2,000,000
  Aspen Note...............................................    --           1,500,000          1,500,000
                                                              ---         -----------        -----------
  Total long-term debt.....................................    --           5,386,000          5,386,000
                                                              ---         -----------        -----------
Stockholders' equity:
  Preferred Stock, $.001 par value, 1,000,000 shares
     authorized; none issued and outstanding...............    --                  --                 --
  Common Stock, $.001 par value, 20,000,000 shares
     authorized; 1,121,333 shares issued and outstanding,
     actual; 2,166,667 shares issued and outstanding, pro
     forma; and 5,500,000 shares issued and outstanding pro
     forma, as adjusted(3).................................    --               2,167              5,500
Additional paid-in capital.................................    --           6,419,833         28,221,500
Deferred Compensation......................................    --            (380,000)          (380,000)
Accumulated deficit........................................    --            (120,000)          (617,000)
                                                              ---         -----------        -----------
  Stockholders' equity.....................................    --           5,922,000         27,230,000
                                                              ---         -----------        -----------
          Total capitalization.............................   $--         $11,308,000        $32,616,000
                                                              ===         ===========        ===========

---------------
(1) Pro forma to give effect to the Interim Financing, which was completed in April 1998, and to the issuance of 800,000 shares of Common Stock and the Asset Acquisition Note in the Asset Acquisition and the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Award Plan. Under the Interim Financing, the Company issued 65 units, each unit consisting of an Interim Note in the principal amount of $50,000 and 13,333.33 shares of Common Stock. The Interim Notes are due and payable on the day following consummation of the Offering and, accordingly, have been recorded as short-term debt on a pro forma basis because each has a term of the shorter of 12 months or the consummation of the Offering.

(2) Pro forma, as adjusted, to give effect to (i) the sale by the Company of the 3,333,333 shares of Common Stock offered hereby at the assumed initial public offering price of $7.50 per share and the receipt of the net proceeds therefrom; and (ii) the application of the net proceeds as set forth under "Use of Proceeds," and the write-off of the debt issuance costs and interest associated with the indebtedness to be repaid.

(3) Excludes shares of Common Stock issuable on exercise of the following warrants and options: (i) 175,000 shares of Common Stock issuable upon exercise of two outstanding warrants to Aspen OnLine Investments, LLC (100,000 shares) and Silicon Valley Bank (75,000 shares); (ii) 1,000,000 shares of Common Stock reserved for issuance upon exercise of options under the 1998 Stock Option Plan, of which options for 495,000 shares have been granted as of the date of this Prospectus; and (iii) 333,333 shares of Common Stock issuable upon exercise of the Representative's Options. See "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The pro forma financial data of the LLC and the Company and the selected financial data of the LLC below should be read in conjunction with the Financial Statements, Notes to the Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other financial information included elsewhere in this Prospectus. The selected financial data for the fiscal years ended December 31, 1996 and December 31, 1997 are derived from audited financial statements of the LLC. The LLC owned a minority interest in Cable during the year ended December 31, 1996 and, in the year ended December 31, 1997, acquired the remaining interest in Cable. Therefore, the unaudited pro forma statement of operations data for the LLC for the year ended December 31, 1996 gives effect to the acquisition of Cable as if that transaction had occurred January 1, 1996. (See Note 2 of the Notes to Consolidated Financial Statements of the LLC.) The unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997, gives effect to the Interim Financing and the Asset Acquisition as if those transactions had occurred on January 1, 1997.

                                                                                        U.S. ONLINE
                                                                                      COMMUNICATIONS,
                                           U.S. ONLINE COMMUNICATIONS L.L.C.               INC.
                                      --------------------------------------------    ---------------
                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                          1996            1996            1997             1997
                                        AUDITED       PRO FORMA(1)      AUDITED        PRO FORMA(2)
                                      ------------    ------------    ------------    ---------------
STATEMENT OF OPERATIONS DATA:
Telephony revenue...................  $    57,010     $    57,010     $   705,193       $   705,193
Cable revenue.......................           --         777,490       1,888,280         1,888,280
Other revenue.......................        1,397           2,376         127,820           127,820
                                      -----------     -----------     -----------       -----------
          Total revenue.............       58,407         836,876       2,721,293         2,721,293
Cost of service
Telephony...........................       40,749          40,749         365,362           365,362
Cable...............................           --         272,286         592,722           592,722
                                      -----------     -----------     -----------       -----------
          Total cost of service.....       40,749         313,035         958,084           958,084
                                      -----------     -----------     -----------       -----------
          Gross profit..............       17,658         523,841       1,763,209         1,763,209
Operating expenses:
  Customer support..................       53,331         319,254         426,471           426,471
  Other operating expenses..........      292,564         464,734       2,519,825         2,519,825
  Sales and marketing...............      181,888         503,719         838,525           838,525
  General and administrative........    1,983,862       2,684,079       2,865,608         3,315,108
  Depreciation and amortization.....      209,711         670,732       1,343,543         1,653,381
                                      -----------     -----------     -----------       -----------
          Total operating
            expenses................    2,721,356       4,642,518       7,993,972         8,753,310
Loss from operations................   (2,703,698)     (4,118,677)     (6,230,763)       (6,990,101)
Other income (expense):
  Interest income...................      355,365         183,233         133,177           133,177
  Interest expense..................   (1,111,156)     (1,133,936)     (3,104,809)       (1,358,508)
  Other income (expense)............           --              --        (111,712)         (111,712)
                                      -----------     -----------     -----------       -----------
          Total other income
            (expense)...............     (755,791)       (950,703)     (3,083,344)       (1,337,043)
Loss before minority interest.......   (3,459,489)     (5,069,380)     (9,314,107)       (8,327,144)
Equity in losses of Cable...........     (783,594)             --              --                --
Minority interest in loss of
  Cable.............................           --              --         911,195                --
Minority interest in income of
  partnership.......................           --         (38,114)        (43,437)          (43,437)
                                      -----------     -----------     -----------       -----------
          Net loss..................  $(4,243,083)    $(5,107,494)    $(8,446,349)      $(8,370,581)
                                      ===========     ===========     ===========       ===========
          Net loss per share........                                                    $     (3.86)
                                                                                        ===========
          Weighted average shares
            used for computing net
            loss per share..........                                                      2,166,667
                                                                                        ===========

                                                            U.S. ONLINE COMMUNICATIONS, INC.
                                                    ------------------------------------------------
                                                                     MARCH 31, 1998
                                                    ------------------------------------------------
                                                                                      PRO FORMA,
                                                     ACTUAL(3)     PRO FORMA(3)    AS ADJUSTED(3)(4)
                                                    -----------    ------------    -----------------
                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash..............................................  $5,648,500     $ 7,851,596        $25,406,596
Working Capital...................................   5,100,134      (4,124,281)        14,430,719
Total Assets......................................   6,518,796      25,655,480         42,712,842
Long-Term Obligations, net of current
  maturities......................................   1,500,000       3,500,000          3,500,000
Stockholders' Equity..............................   2,135,430       5,922,613         27,229,975

---------------
(1) Pro forma summary financial data gives effect to the LLC's acquisition of 100% of Cable as if it had occurred January 1, 1996.

(2) Pro forma summary financial data gives effect to (a) the sale of 65 units, each unit consisting of an Interim Note and 13,333.33 shares of Common Stock, and the Aspen Note; (b) the Asset Acquisition, including the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock issued in connection with the Asset Acquisition; and (c) the merger of Cable into the LLC. Expense items of a non-recurring nature are not included in this pro forma.

(3) Pro forma summary balance sheet data to give effect to the following as if they occurred on January 1, 1998: (a) the proceeds from the issuance of 18.3 units in the second and third closings of the Interim Financing, resulting in additions to stockholders' equity of $915,000, issue costs of $183,000, Interim Notes of $915,000 and issue costs of $255,634; (b) the acquisition of substantially all of the assets, and the assumption of certain liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in connection with the Asset Acquisition; and
    (c) a payment of $393,375 to T&W to bring the Company current with respect to all amounts owing.

(4) Pro forma summary balance sheet data to give effect to the following as if they occurred on January 1, 1998: (a) the proceeds from the issuance of 3,333,333 shares of Common Stock in the Offering (at an assumed offering price of $7.50 per share), resulting in additions to stockholders' equity of $25,000,000 and issue costs of $3,195,000; and (b) payments by the Company of $3,250,000 to repay the Interim Notes and a related charge of $497,638 to expense related issue costs, and $1,000,000 representing the first installment of the Asset Acquisition Note.

                     UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited historical financial statements of the LLC, the unaudited balance sheet of the Company as of March 31, 1998 and, in each case, the related notes included elsewhere in this Prospectus.

     The pro forma balance sheet as of March 31, 1998 has been prepared as if any such transaction not yet consummated on that date had occurred on March 31, 1998 including the Asset Acquisition and Interim Financing ("Completed Transactions") and the Offering. The pro forma statement of operations for the year ended December 31, 1997 has been prepared to illustrate the effects of the Completed Transactions and the Offering as if each had occurred on January 1, 1997. The historical balance sheet for the LLC as of December 31, 1997 has been used to compile the pro forma balance sheet as of March 31, 1998 because the historical balance sheet for the LLC as of March 31, 1998 is not yet available. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and other financial information included elsewhere herein pertaining to the Company and the LLC, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

     The Asset Acquisition given effect in the Pro Forma Financial Information, is accounted for using the purchase method of accounting. The aggregate purchase price is allocated to the tangible and intangible assets and liabilities acquired based upon an estimate of their respective fair values at March 31, 1998.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1997

     The pro forma balance sheet below gives effect to the following as if they occurred as of December 31, 1997: (i) issuance by the Company of 65 units and the Aspen Note from the Interim Financing; (ii) acquisition of substantially all the LLC's assets and certain of its liabilities in accordance with the Asset Acquisition and issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in connection with the Asset Acquisition; (iii) payment to T&W to bring the Company current with all amounts owing in arrears; (iv) issuance of 3,333,333 shares of Common Stock and resulting issue costs from the Offering;
(v) payments by the Company to repay the Interim Notes and a charge to expense related issue costs; and (vi) payment of the first installment due under the Asset Acquisition Note.

                                                                               PRO FORMA
                                         PREDECESSOR                            FOR THE        ADJUSTMENTS
                                         (LLC) AS OF         COMPLETED         COMPLETED         FOR THE         PRO FORMA,
                                      DECEMBER 31, 1997    TRANSACTIONS       TRANSACTIONS       OFFERING       AS ADJUSTED
                                      -----------------    -------------     --------------    ------------    --------------
ASSETS
Current assets:
  Cash and cash equivalents.........     $   949,471        $ 7,295,000(a)    $ 7,851,596      $21,805,000(f)   $25,406,596
                                                               (393,375)(c)                     (4,250,000)(g)
                                                                    500(e)
  Subscriber receivables, net.......         457,911                              457,911                           457,911
  Supply inventory..................         223,961                              223,961                           223,961
  Other current assets..............          83,433            (17,439)(b)        65,994                            65,994
                                         -----------        -----------       -----------      -----------      -----------
         Total current assets.......       1,714,776          6,884,686         8,599,462       17,555,000       26,154,462
  Property and equipment, net.......       9,502,270                            9,502,270                         9,502,270
  Excess of cost over fair value of
    net assets acquired, net........       3,913,228         (3,913,228)(b)     5,273,530                         5,273,530
                                                              5,273,530(b)
  Deferred loan cost................         890,818            497,638(a)      1,835,981         (497,638)(g)    1,338,343
                                                                330,725(a)
                                                                 97,000(a)
                                                                 72,750(d)
                                                                (52,950)(b)
  Other assets......................         444,237                              444,237                           444,237
                                         -----------        -----------       -----------      -----------      -----------
         Total assets...............     $16,465,329        $ 9,190,151       $25,655,480      $17,057,362      $42,712,842
                                         ===========        ===========       ===========      ===========      ===========
LIABILITIES
Current liabilities:
  Current portion of notes
    payable.........................     $ 7,126,830        $ 1,000,000(b)    $ 8,126,830      $(1,000,000)(g)  $ 7,126,830
  Accounts payable..................       1,595,643            292,641(a)      1,888,284                         1,888,284
  Accrued expenses..................         202,417            328,359(a)        530,776                           530,776
  Interim Note......................                          3,250,000(a)      3,250,000       (3,250,000)(g)
  Deferred revenue..................         291,605                              291,605                           291,605
                                         -----------        -----------       -----------      -----------      -----------
         Total current
           liabilities..............       9,216,495          4,871,000        14,087,495       (4,250,000)       9,837,495
Payable to related parties                18,423,069        (18,423,069)               --                                --
  Aspen Note........................                          1,500,000(a)      1,500,000                         1,500,000
  Asset Acquisition Note............                          2,000,000(b)      2,000,000                         2,000,000
  Other liabilities.................       2,279,623(b)        (393,375)(c)     1,886,248                         1,886,248
                                         -----------        -----------       -----------      -----------      -----------
         Total liabilities..........      29,919,187        (10,445,444)       19,473,743       (4,250,000)      15,223,743
                                         ===========        ===========       ===========                       ===========
Minority interest -- USAC...........         259,124                              259,124                           259,124
STOCKHOLDERS' EQUITY:
  Common Stock......................              --                867(a)          2,167          3,333(f)           5,500
                                                                    800(b)
                                                                    500(e)
  Preferred Stock...................              --                 --                --               --               --
  Additional paid in capital........       1,196,232         (1,196,232)(b)     6,419,946       24,996,667(f)    28,221,613
                                                              3,249,133(a)                      (3,195,000)(f)
                                                               (497,637)(a)
                                                                 97,000(a)
                                                              2,999,200(b)
                                                                499,500(e)
                                                                 72,750(d)
  Deferred compensation expense.....                           (379,620)(e)      (379,620)                         (379,620)
  Accumulated deficit...............     (14,909,214)        14,909,214(b)       (119,880)        (497,638)(g)     (617,518)
                                                               (119,880)(e)
                                         -----------        -----------       -----------      -----------      -----------
         Total stockholders'
           equity...................     (13,712,982)        19,635,595         5,922,613       21,307,362       27,229,975
                                         -----------        -----------       -----------      -----------      -----------
         Total liabilities and
           stockholders' equity.....     $16,465,329        $ 9,190,151       $25,655,480      $17,057,362      $42,712,842
                                         ===========        ===========       ===========      ===========      ===========

                        U.S. ONLINE COMMUNICATIONS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                 PREDECESSOR
                                    (LLC)
                                FOR THE YEAR                     PRO FORMA
                                    ENDED                         FOR THE      ADJUSTMENTS
                                DECEMBER 31,     COMPLETED       COMPLETED       FOR THE      PRO FORMA,
                                    1997        TRANSACTIONS    TRANSACTIONS    OFFERING      AS ADJUSTED
                                -------------   ------------    ------------   -----------    -----------
Telephony revenue.............   $   705,193                    $   705,193                   $   705,193
Cable revenue.................     1,888,280                      1,888,280                     1,888,280
Other revenue.................       127,820                        127,820                       127,820
                                 -----------     ----------     -----------     --------      -----------
  Total revenue...............     2,721,293                      2,721,293                     2,721,293
Cost of
  service -- telephony........       365,362                        365,362                       365,362
Cost of service -- cable......       592,722                        592,722                       592,722
                                 -----------     ----------     -----------     --------      -----------
  Total cost of service.......       958,084                        958,084                       958,084
                                 -----------     ----------     -----------     --------      -----------
Gross profit..................     1,763,209                      1,763,209                     1,763,209

Operating expenses:
  Customer support............       426,471                        426,471                       426,471
  Other operating expenses....     2,519,825                      2,519,825                     2,519,825
  Sales and marketing.........       838,525                        838,525                       838,525
  General and
     administrative...........     2,865,608     $  119,880(e)    2,985,488                     2,985,488
  Depreciation and
     amortization.............     1,343,543        257,875(h)    1,601,418                     1,601,418
                                 -----------     ----------     -----------     --------      -----------
     Total operating
       expenses...............     7,993,972        377,755       8,371,727                     8,371,727
                                 -----------     ----------     -----------     --------      -----------
Loss from operations..........    (6,230,763)      (377,755)     (6,608,518)                   (6,608,518)
Other income (expense):
  Interest income.............       133,177                        133,177                       133,177
  Interest expense............    (3,104,809)     1,746,301(h)   (1,358,508)    $487,500(i)      (871,008)
  Other income (expense)......      (111,712)                      (111,712)                     (111,712)
                                 -----------     ----------     -----------     --------      -----------
     Total other income
       (expense)..............    (3,083,344)     1,746,301      (1,337,043)     487,500         (849,543)
                                 -----------     ----------     -----------     --------      -----------
Loss before minority
  interest....................    (9,314,107)     1,368,546      (7,945,561)     487,500       (7,458,061)
Equity in losses of Cable.....       911,195       (911,195)(h)          --                            --
Minority interest in income of
  USAC........................       (43,437)                       (43,437)                      (43,437)
                                 -----------     ----------     -----------     --------      -----------
     Net loss.................   $(8,446,349)    $  457,351     $(7,988,998)    $487,500      $(7,501,498)
                                 ===========     ==========     ===========     ========      ===========
Net loss per share:
  Basic.......................                                  $     (3.69)                  $     (3.46)
                                                                ===========                   ===========
  Diluted.....................                                  $     (2.82)                  $     (2.20)
                                                                ===========                   ===========
Weighted average shares used
  for computing net loss per
  share:
  Basic.......................                                    2,166,667                     2,166,667
                                                                ===========                   ===========
  Diluted.....................                                    2,836,667                     3,408,334
                                                                ===========                   ===========

                        U.S. ONLINE COMMUNICATIONS, INC.

              NOTE TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENT

PRO FORMA ADJUSTMENTS

  BALANCE SHEET

          (a) Gives effect to the sale of 866,667 shares of Common Stock at $3.75 per share, the placement of $3,250,000 of the Interim Notes and the issuance of the Aspen Note (collectively, the "Interim Financing"), reduced by issuance costs of $1,423,000.

          (b) Gives effect to the acquisition of the LLC's assets and assumption of certain liabilities by the Company in the Asset Acquisition in exchange for 800,000 shares of Common Stock valued at $3.75 per share and the issuance of the $3,000,000 Asset Acquisition Note, resulting in goodwill of $5,273,530.

Purchase price.................................    $6,000,000
Net assets acquired............................      (726,470)
Excess of cost over fair value of net assets       $5,273,530
  acquired.....................................

          (c) Gives effect to a payment of $393,375 to T&W of amounts in arrears.

          (d) Gives effect to a warrant to purchase 75,000 shares of Common Stock at an exercise price of $3.75 per share issued to Silicon Valley Bank in connection with the LLC's Bank Credit Facility. The warrant was valued at $72,750.

          (e) Gives effect to the issuance of 500,000 shares of Common Stock pursuant to the 1998 Restricted Stock Award Plan at a purchase price of $.001 and a market value of $1.00, resulting in a $119,880 increase in general and administrative expenses for the corresponding compensation expense, as well as a $379,620 charge to deferred compensation for the unvested shares.

          (f) Gives effect to the issuance of 3,333,333 shares of Common Stock at $7.50 per share by the Company in connection with the Offering, resulting in additions to stockholders' equity of $25,000,000 reduced by related issuance costs of $3,195,000.

          (g) Gives effect to payments by the Company of $3,250,000 to repay the Interim Notes along with a charge of $497,638 to expense related issuance costs and $1,000,000 representing the payment of the first installment towards the Asset Acquisition Note.

  STATEMENT OF OPERATIONS

          (h) Gives effect to the Interim Financing and Asset Acquisition, resulting in an increase in amortization expense based on the increase in goodwill (using a ten year life) a decrease in interest expense because of the related party note not assumed as part of the Asset Acquisition, and elimination of the equity in losses of Cable.

          (i) Gives effect to the Offering, resulting in a reduction in interest expense from the payment of the Interim Notes and the first installment of the Asset Acquisition Note.

        (j) Pro Forma Net Loss Per Common Share.

          The FASB issued SFAS No. 128 in February of 1997. This pronouncement establishes new standards for computing and presenting earnings per share ("EPS") on a basis that is more comparable to international standards and provides for the presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS is computed using the weighted average number of shares outstanding plus all dilutive potential common shares outstanding.

          The following is the reconciliation of basic and diluted pro forma net loss per share computations for the year ended December 31, 1997:

                                                               PRO FORMA
                                                                FOR THE      PRO FORMA,
                                                               COMPLETED         AS
                                                              TRANSACTION     ADJUSTED
                                                              ------------   -----------
Basic Pro Forma Net Loss per Share:
  Net loss..................................................  $(7,988,998)   $(7,501,498)
                                                              ===========    ===========
  Basic weighted average common shares outstanding..........    2,166,667      2,166,667
                                                              ===========    ===========
  Basic pro forma net loss per share........................  $     (3.69)   $     (3.46)
                                                              ===========    ===========
Diluted Pro Forma Net Loss per Share:
  Net loss..................................................  $(7,988,998)   $(7,501,498)
                                                              ===========    ===========
  Basic weighted average common shares outstanding..........    2,166,667      2,166,667
  Effect of dilutive securities:
     Options and warrants...................................      670,000        670,000
     Offering shares used to pay down existing                                   566,667
      indebtedness..........................................
                                                              -----------    -----------
  Diluted weighted average common shares outstanding........    2,836,667      3,403,334
                                                              ===========    ===========
  Diluted pro forma net loss per share......................  $     (2.82)   $     (2.20)
                                                              ===========    ===========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Selected Financial Data and the historical financial statements of the Company, the LLC and Cable, and the Notes to the Financial Statements thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company markets and provides CATV and enhanced local and long distance telecommunications services to MDUs such as apartment complexes and other concentrated residential sites. The Company currently provides its services pursuant to 43 ROE Contracts with property owners.

     The Company has experienced significant growth in the total number of executed ROE Contracts, passings and subscribers. From December 31, 1996 to March 31, 1998, the number of properties covered by ROE Contracts increased by 54% from 28 to 43, the number of operational passings increased by approximately 135% from approximately 7,600 to approximately 18,000, and the number of subscribers to the Company's services increased by approximately 180% from approximately 3,600 to approximately 10,000.

     The Company derives revenues principally from delivering CATV and telephony services to MDU residents, rather than installation of passings on properties. The Company derived 93% and 69% of its revenues from CATV services, respectively, and 7% and 26% from telephony services in 1996 and 1997, respectively. The Company intends to offer related services such as paging, intrusion alarm and Internet access, although revenues attributable to these new services are not expected to be material in the near future.

     Revenue from subscribers is recognized in the month that a service is provided. The Company also recognizes installation fees as revenue upon the origination of service to a subscriber. Costs incurred in obtaining subscribers are expensed as incurred.

     The LLC has incurred substantial losses from operations, had a working capital deficit of $7,501,719 at December 31, 1997, and an accumulated deficit of $14,909,214 at December 31, 1997. The Company expects to incur additional operating losses for the foreseeable future. The Company's operations to date have been funded primarily through borrowings under its Silicon Valley Bank credit facility, equipment lease financing, loans from affiliates, and private financings. The audit opinion on the financial statements of the LLC and Cable includes a "going concern" paragraph due to the operational losses of these companies, negative working capital and negative cash flows.

RESULTS OF OPERATIONS

     The results of operations described below are based on two criteria: (i) comparison of the historical results of operations of the LLC for each of the two years ended December 31, 1996 and 1997, and (ii) comparison of the unaudited pro forma statement of operations for the LLC for the year ended December 31, 1996 to the historical results of operations of the LLC for the year ended December 31, 1997. Cable was previously an unconsolidated subsidiary of the LLC during 1996 and, in 1997, the LLC acquired the remaining interest in Cable. The pro forma financial statements for the year ended December 31, 1996 give effect to the LLC's acquisition of 100% of Cable as if it had occurred on January 1, 1996. This pro forma presentation was prepared to provide a meaningful comparison in analyzing the Company's operations.

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996.

     Revenues. Revenues increased from $58,407 in 1996 to $2,721,293 in 1997, resulting from the continuing increase of subscribers in four new properties in 1996 and the addition of 16 new properties in 1997. CATV service revenues of $777,490 were not included in 1996 since the LLC was using the equity method of accounting during that period. CATV service revenues for 1997 were $1,888,280. Telephony services revenues for 1997 increased from $57,010 in 1996 to $705,193 in 1997, due to the acquisition of the remaining 50% ownership interest of Cable. The operating results for 1997 have been consolidated, with the elimination of the

50% interest in Cable's earnings for the period from January 1, 1997 to September 7, 1997. The LLC began using the consolidation method of accounting in September 1997, which continued through the end 1997.

     Gross Profit. Gross profit increased from $17,658 in 1996 to $1,763,209 in 1997, primarily due to the substantial increase in revenues and the addition of higher margin CATV services into the service mix. Gross margin in 1997 was 65% of revenues compared to 30% of revenues in 1996. The increase in gross margin was primarily attributable to the addition of CATV services into the product mix. $506,183 of CATV gross profit in 1996 was not reflected in the LLC's financial statements because the equity method of accounting was used in 1996. Gross profit for telephony services increased from $16,261 in 1996 to $339,831 in 1997. Gross profit for CATV services was $1,295,558 in 1997. Gross margin for telephony services in 1997 was 48% of revenues compared to 29% of revenues in 1996, and gross margin for CATV services, first introduced into the product mix in 1997, was 69% of revenues for 1997.

     Customer Support Expenses. Customer support expenses increased from $53,331 in 1996 to $426,471 in 1997. Since the LLC employed the equity method of accounting for Cable in 1996, $265,923 of the increase to customer support expense is attributable to the fact that customer support, general and administrative expenses incurred in Cable were not included in 1996. The increase was also attributable to the increase in customer support for a greater number of passings, (17,500 passings in 1997 compared to 7,584 passings in 1996). Customer support expenses consist primarily of the national customer call center expenses, operating and maintenance expenses, and engineering expenses.

     Other Operating Expenses. Other operating expenses increased from $292,564 in 1996 to $2,519,825 in 1997. The increase was principally attributable to lease expense of $800,358 in connection with operating lease arrangements for equipment, and an increase in fixed telephony delivery costs, specifically, T-1 costs in the amount of $487,000 associated with increased facilities-based telephony services in 1997. $172,000 of the increase is attributable to other operating expense associated with CATV not being included in 1996 due to the equity method of accounting used in 1996. The remaining other operating expenses in the approximate amount of $767,000 included maintenance expense, contract labor, mileage expense, billing expenses, and other miscellaneous operating expenses.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $181,888 in 1996 to $838,525 in 1997. $321,831 of this increase was attributable to sales and marketing expenses related to Cable's operations. Since the LLC employed the equity method of accounting for Cable in 1996, sales and marketing expenses were not included in the LLC's financial statements in 1996. The remaining portions of the increase are attributable to growth in passings and subscriber base. Sales and marketing expenses consist of salaries, royalties, commissions, and promotional expenses.

     General and Administrative Expenses. General and administrative expenses increased from $1,983,862 in 1996 to $2,865,608 in 1997. $700,217 of this increase was primarily attributable to increases in accounting and finance expenses, corporate management and other administrative expenses related to the LLC's growth and market penetration. General and administrative expenses related to CATV operations were not included in the LLC's Financial Statements due to the equity method of accounting used in 1996.

     Depreciation and Amortization. Depreciation and amortization increased from $209,711 in 1996 to $1,343,543 in 1997. $461,000 of this increase was attributable to the depreciation expense incurred by Cable during 1996. Since the LLC employed the equity method of accounting for Cable in 1996, depreciation and amortization expense were not included in the LLC's financial statements in 1996. An additional $267,740 of the increase is attributable to amortization of goodwill recognized in 1997. During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change was to decrease depreciation expense by approximately $423,000. The remaining $828,092 of the increase was attributable to an increase in project completion costs associated with a greater number of executed ROE Contracts and the installed service of plant, property and equipment associated with the delivery of telephony services in 1997.

     Interest Income. Interest income decreased from $355,365 in 1996 to $133,177 in 1997. $172,132 of the decrease is the result of interest income associated with CATV operations not being included in 1996 due to the equity method of accounting used during that period.

     Interest Expense. Interest expense increased from $1,111,156 in 1996 to $3,104,809 in 1997. $22,780 of the increase is due to CATV operations not being included in the LLC financial statements in 1996 due to the LLC's use of the equity method of accounting. The increase in interest expense was primarily due to an increase in borrowings from the Silicon Valley Bank credit facility and other lenders to support expansion activities during 1997.

     Other Expenses. Other expenses for 1997 were $111,712, whereas the LLC did not incur any other expenses in 1996. These expenses for 1997 consisted primarily of disposal of obsolete equipment through the dissolution of Austin Cable Venture.

     Net Loss. As a result of the foregoing factors, the Company's net loss increased from $4,234,083 in 1996 to $8,446,349 in 1997. $864,461 of the
increase in net loss was attributable to the LLC's use of the equity method of accounting for Cable in 1996.

FISCAL YEAR ENDED DECEMBER 31, 1997 (HISTORICAL) COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996 (PRO FORMA)

     Revenues. Revenues increased by 225% from $836,876 in 1996 to $2,721,293 in 1997. The increase in revenues was primarily attributable to the continuing increase in subscribers resulting from the addition of four new properties in 1996 and the addition of 16 new properties in 1997. CATV service revenues increased 143% from $777,490 in 1996 to $1,888,280 in 1997. Telephony service revenues increased 1,137% from $57,010 in 1996 to $705,193 in 1997 due to the acquisition of the remaining 50% ownership interest of Cable. The operating results for 1997 have been consolidated, with the elimination of the 50% interest in Cable's earnings for the period from January 1, 1997 to September 7, 1997. The LLC began using the consolidation method of accounting in September, 1997, which continued through the end of 1997.

     Gross Profit. Gross profit increased by 237% from $523,841 in 1996 to $1,763,209 in 1997. This increase in gross profit was primarily attributable to the increase in CATV revenue from $777,490 in 1996 to $1,888,280 in 1997. Gross margin for 1997 was 65% of revenues compared with 63% of revenues for 1996. Gross margin for CATV was 65% and 69% in 1996 and 1997, respectively, and gross margin for telephony services was 29% and 48% for the same periods, respectively.

     Customer Support Expenses. Customer support expenses increased by 34% from $319,254 in 1996 to $426,471 in 1997. This increase is primarily attributable to the increased customer support necessary to service the increased number of passings, which increased from 7,584 in 1996 to 17,500 in 1997.

     Other Operating Expenses. Other operating expenses increased by 442% from $464,734 in 1996 to $2,519,825 in 1997. This increase was primarily attributable to lease expense of $800,358 in connection with operating lease arrangements for equipment, and an increase in fixed telephony delivery costs, specifically T-1 costs in the amount of $487,000, associated with increased facilities-based telephony services in 1997. The remaining other operating expenses in the approximate amount of $767,000 included maintenance expense, contract labor, mileage expense, billing expenses and other operating expenses.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 66% from $503,719 in 1996 to $838,525 in 1997. In connection with the growth of ROE Contracts, sales and marketing expenses increased and the number of passings increased and the subscriber base expanded.

     General and Administrative Expenses. General and administrative expenses increased by 7% from $2,684,079 in 1996 to $2,865,608 in 1997.

     Depreciation and Amortization. Depreciation and amortization increased by 100% from $670,732 for 1996 to $1,343,543. $267,740 of the increase is attributable to amortization of goodwill recognized in 1997. During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change was to decrease depreciation expense by approximately $423,000. The remaining $828,092 of the increase was attributable to an increase in project completion costs associated with a greater number of executed ROE Contracts and the installed service of plant, property and equipment associated with the delivery of telephony services in 1997.

     Interest Income. Interest income decreased by 38% from $183,233 in 1996 to $133,177 in 1997.

     Interest Expense. Interest expense increased by 174% from $1,133,936 in 1996 to $3,104,809 in 1997. The increase is attributable to borrowings from Silicon Valley Bank and other lenders to fund expansion.

     Other Expenses. Other expenses for 1997 were $111,712, whereas the LLC did not incur any other expenses in 1996. These expenses for 1997 consisted primarily of disposal of obsolete equipment through the dissolution of a 50% owned subsidiary.

     Net Loss. As a result of the foregoing, the Company's net loss increased by 65% from $5,107,494 in 1996 to $8,446,349 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     From inception in May 1994, the LLC incurred cumulative losses aggregating $14,909,214 and has not experienced a single quarter of profitable operations. The LLC expects to continue to incur operating losses for the foreseeable future until the LLC achieves more significant commercial sales in its CATV services, telephony services and other services. During the past three years, the LLC has satisfied its cash requirements principally from borrowings under its credit facility with Silicon Valley Bank, equipment lease financing, loans from affiliates, and private financings.

     At December 31, 1997, the LLC had cash and cash equivalents of approximately $949,471, and a working capital deficit of $7,501,719. As of April 30, 1998, the Company's total debt obligations (exclusive of trade debt) consists primarily of the $7,126,830 note to Silicon Valley Bank, $3,250,000 principal amount of the Interim Notes, $1,500,000 Aspen Notes and $3,000,000 Asset Acquisition Note. See "Certain Transactions." The Company intends to use a portion of the net proceeds from the Offering to retire the Interim Notes. See "Use of Proceeds."

     Net cash used in operating activities for 1997 and 1996 totaled approximately $4,287,575 and $3,101,711, respectively. Net cash used in investing activities for 1997 and 1996 totaled approximately $467,763 and $12,900,942, respectively. Net cash provided by financing activities for 1997 and 1996 totaled approximately $5,417,994 and $16,007,235, respectively, reflecting, in part, the proceeds from related party advances of $12,635,195 and borrowings from Silicon Valley Bank of $4,400,000 in 1996; and for 1997, the increase in leasing arrangements of $2,279,623 and borrowings from Silicon Valley Bank of $2,969,000.

     In April and March 1998 the Company issued Interim Notes in the aggregate principal amount of $3,250,000, which are due immediately following the Offering. In the event that the Company fails to pay the Interim Notes when due, the Interim Notes may be converted into such pro rata portion of the Common Stock sufficient to give holders thereof an aggregate of 75% voting control of the Company on a fully diluted basis.

     In connection with the sale to the Company of substantially all of the assets and assumption of certain of the liabilities of the LLC, the Company will issue at the closing of such sale a $3,000,000 10% convertible subordinated promissory note to the LLC, payable in three installments, the first to be paid upon the day after the consummation of the Offering and the remaining two to be paid on the first and second anniversaries of the first payment.

     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, L.L.C. a $1,500,000 14% senior subordinated promissory note, maturing in March 2001. See Note 3 of the Notes to the Company's Financial Statements.

     The Company has a credit facility with Silicon Valley Bank, under which the Company may borrow a maximum of $7,200,000. As of December 31, 1997, the interest on the credit facility was prime plus 1%, and the Company's outstanding principal balance was $7,126,830. See Note 6 of the Notes to the LLC's Financial Statements.

     The Company has entered into a series of equipment lease transactions with T&W. As of January 1, 1998, the LLC had received advances of $6,478,853 and had obligations for all T&W leases totaling $7,114,467.

     Over the next 12-18 months the Company intends to build-out approximately 49,000 passings, in 24,500 units, at an estimated cost of $13,000,000 to $16,000,000. The Company intends to finance the cost of this construction through a combination of proceeds of the Offering, internally generated funds, bank borrowings and private financing.

     Like other companies in the telecommunication industry, the Company relies upon its management information and billing systems ("MIS and billing") to accurately and quickly process large amounts of data, which includes over 150,000 individual telephone calls and thousands of other individual account transactions each month. The Company estimates that $750,000 in capital expenditures will be required over the next 12 months to upgrade the MIS and billing systems to be better able to track calls and to process the substantial additional number of calls expected to be processed.

     The Company believes that the net proceeds from the Offering, together with its existing resources and revenues from continuing operations, are expected to be sufficient to satisfy its capital requirements for at least the twelve month period following consummation of the Offering. In the event that the Company's plans change or the proceeds of the Offering are insufficient to fund operations due to unanticipated delays, problems, expenses or otherwise, the Company would be required to seek additional funding sooner than anticipated. Further, depending upon the Company's progress in marketing its services, the Company may determine that it is advisable to raise additional capital sooner than anticipated. The Company has no current arrangements with respect to, or specific sources of, any such capital, and there can be no assurance that such additional capital will be available to the Company when needed on commercially reasonable terms, or at all.

INFLATION

     Inflation has not had a significant effect on the Company's business to date and the Company believes that it will not have a significant effect on its business for the foreseeable future.

                                    BUSINESS

BACKGROUND

     The Company markets and provides CATV and enhanced local and long distance telecommunications services, collectively referred to as RMTS, to MDUs such as apartment complexes, condominiums and other concentrated residential sites. The Company targets demographically appealing MDUs clustered in geographic regions with growing populations and currently services MDUs located in Austin, Dallas-Fort Worth, Denver, San Antonio, and the Washington, D.C. metropolitan area (including the Virginia suburbs).

     The Company provides its services pursuant to ROE Contracts with property owners and agreements with MDU residents. The Company currently has ROE Contracts with various property owners including institutional property owners such as Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust. Since inception, the Company has experienced significant growth in the total number of passings, subscribers and properties covered by ROE Contracts. From December 31, 1996 to March 31, 1998, the number of properties covered by the Company's ROE Contracts increased from 28 to 43 (an increase of 54%), the number of passings increased from approximately 7,600 to approximately 18,000 (an increase of approximately 135%), and the number of subscribers increased from approximately 3,600 to approximately 10,000 (an increase of approximately 180%).

     The Company currently provides CATV and telephony services to MDU residents at competitive rates. The Company's CATV service offers a full range of popular programming tailored specifically for each MDU or region. The Company obtains its CATV programming through program access agreements with suppliers. The Company currently purchases standard and enhanced local and long-distance telephony services in bulk and resells them over networked central office telecommunications platforms.

     As of March 31, 1998, the Company had approximately 18,000 operational passings and approximately 10,000 subscribers, representing a penetration rate for all units covered by its ROE Contracts of 57% and a penetration rate for occupied units of 75%. Since many of the Company's operational passings are located in newly constructed buildings in the initial lease-up phase, the penetration rate for all units is expected to increase as units are occupied.

INDUSTRY OVERVIEW

     As a result of technological and regulatory changes that have occurred over the past few years, smaller companies have been able to compete more effectively in the CATV and telephony markets traditionally dominated by larger companies. This shift has enabled the RMTS industry to evolve as an early stage competitor in the CATV and telephony markets. The potential market for RMTS remains largely undeveloped, creating significant opportunities for companies with the technological, operational and administrative ability to manage growth effectively. First, there are few competitors relative to the size of the potential market, which is estimated to be approximately 10 million units across the United States located in MDUs of 50 units or more. Second, RMTS providers can offer their services selectively and at rates below those offered by traditional CATV and telecommunications companies. Due to their lower cost structure, reduced regulatory oversight, and economies of scale realized from an increased range of products and services offered, RMTS providers can generally offer revenue-sharing agreements to property owners to induce them to enter into long-term ROE Contracts.

     The regulatory environment in the telecommunications industry has changed dramatically over the past few years. In 1990, the FCC mandated that states act to shift the ownership of telephone wiring in customer premises from RBOCs to property owners. This decision relieved regulated local telephone companies of the burden of wire maintenance and allowed property owners to decide how to use existing wiring. This regulatory development created the opportunity for private telecommunications operators to serve MDUs as resellers of local telephone network services. In the past, however, the cost of switching equipment and tariffs in local and long distance exchange markets prevented private telecommunications operators from taking advantage of this opportunity.

     Recent changes in the telecommunication industry have enabled private telephone operators to package and resell all types of telecommunications services to MDU residents at competitive prices. These changes include (i) the development of highly reliable, efficient, low-cost private branch exchange and switching equipment, (ii) the proliferation of fiber optic transmission capacity and (iii) the gradual decrease in barriers to entry into local markets. While these changes have created opportunities for private telephone operators, they have also created pricing pressures which may depress profit margins for such private telephone operators in the future.

THE MARKET

     The potential market for RMTS in the United States consists of approximately 10 million apartment units located in MDU communities of 50 or more units. While all of these units are currently served by some form of telephony or CATV service, the Company believes that fewer than 5% are currently served by an RMTS provider. The Company believes that it can increase its penetration of this market by virtue of the revenue-sharing provisions in its ROE Contracts, its ability to cross-market multiple products and services at competitive prices, its point-of-sale marketing arrangements with property owners, and by offering competitive products and superior customer service. The Company believes that it is important to enter target markets as quickly as practicable to establish an early market presence and to gain critical operating mass in advance of competitors. Prior to signing new ROE Contracts, the Company conducts a thorough review of each property, including engineering and cost analyses, to determine if the Company's facilities can be installed on a cost-effective basis. Once the Company selects a property, it closely monitors the construction process so that the appropriate infrastructure is installed on a timely basis and within budget. Management estimates that 70% of the Company's future core passings will come from developed properties and the remaining 30% will come from new construction.

PRODUCTS AND SERVICES

     The Company offers standard and enhanced local and long distance telecommunications and/or CATV services to MDU residents. In many properties, primarily newly constructed MDUs, the Company also wires the buildings for intrusion alarm services, which in the future may permit the Company to provide security services, either directly or through a third party. Although the Company's products and services are nearly identical to the telephone and CATV services that apartment residents already purchase in large numbers, the Company believes it offers comparable features at a competitive price, with superior customer service.

     CATV SERVICES. The Company typically delivers its CATV services by retransmitting programming signals via antenna and principal headend electronic equipment that receive and process signals from satellites. The Company obtains its programming through program access agreements with suppliers of programming. The Company's private cable systems also process and distribute off-air transmission signals from local network affiliates and independent television stations. The Company's cable system architecture generally eliminates the need for set-top converter boxes when it is connected to cable-ready television sets, and enables the Company to activate service for subscribers without entering into an apartment. Many of the Company's systems currently use 18 GHz microwave relays to link more than one apartment community to a single headend, enabling the Company to realize greater economies of scale. In the future, management plans to employ whatever technology provides the most attractive return on invested capital without compromising its service. In some instances, the Company may simply resell the services of the local franchise cable operator. The Company is also currently analyzing and/or beta testing other technologies including fiber optics and interdiction (automated work order processing) to provide expanded and enhanced services.

     The Company offers its subscribers a full range of popular CATV programming at competitive prices. Its basic MDU programming package is generally priced below the rate charged by incumbent franchise CATV operators. The Company also offers premium television services, including uninterrupted full-length motion pictures, regional sports channels, sporting events, concerts and other entertainment programming. Premium channels, including HBO, Cinemax, Showtime and The Disney Channel, are generally offered individually or in discounted packages with basic or other services. The Company also offers movies, sporting events, concerts and other special events on a pay-per-view basis. In addition, the Company offers each property its own dedicated channel, called "Community Link," that provides on-site management with the ability to communicate electronically with residents. In 1996 and 1997, CATV services to customers accounted for 93% and 69% of the revenues of the Company, respectively.

     Telephony Services. The Company currently purchases telecommunications services in bulk from LECs. The Company then offers customers access to these services through networked central office telecommunications platforms. Telephony services offered by the Company include call waiting, call forwarding, caller ID, last number redial, three-party conferencing, emergency 911 and a variety of other services. The Company does not permit its customers to place 900-number calls or to accept collect calls, in part to limit the potential credit risk associated with such calls, and in part because of the additional expense associated with tracking such calls. The Company currently offers long distance services provided by MCI. The Company's switching systems are software-driven and capable of feature enhancement and efficient, remote servicing through software interfaces. In 1996 and 1997, telephony services to customers accounted for 7% and 26% of revenues of the Company, respectively.

     OTHER SERVICES. In addition to offering CATV and telephony services, in the near future the Company intends to roll out related services such as paging, intrusion alarm, Internet access, and high-speed data. The Company is also exploring offering additional services including utility metering and financial and insurance products.

MARKETS AND INSTALLED BASE

     The Company currently provides CATV and telecommunications services in Austin, Dallas-Fort Worth, Denver, San Antonio and the Washington, D.C. metropolitan area (including the Virginia suburbs). The Company plans to expand the telecommunications component of its business by increasing the number of MDUs to which it provides telecommunications services and by expanding the number of telecommunications services it provides.

     As of March 31, 1998, the installed base of the Company included nearly 18,000 operational passings, of which approximately 31% were telephony and approximately 69% were CATV. The installed base includes over 10,000 subscribers, which represents a total penetration rate of 57% of all units and a penetration rate of 75% of occupied units. Since many of the Company's operational passings are located in newly constructed buildings in the initial lease-up phase, the penetration rate for all units is expected to increase as units are occupied.

     The table below summarizes the operational passings and subscriber base of the Company as of March 31, 1998.

                                          OPERATIONAL PASSINGS                 SUBSCRIBERS
                                      -----------------------------    ----------------------------
              MARKETS                  CATV     TELEPHONY    TOTAL     CATV     TELEPHONY    TOTAL
              -------                 ------    ---------    ------    -----    ---------    ------
Austin..............................   3,436      1,731       5,167    2,226        622       2,848
Dallas..............................   2,374      2,374       4,748    1,333        907       2,240
Denver..............................   1,424        496       1,920      943        129       1,072
San Antonio.........................   4,494        352       4,846    3,009        202       3,211
Washington, D.C.....................     624        624       1,248      398        256         654
                                      ------      -----      ------    -----      -----      ------
          Totals....................  12,352      5,577      17,929    7,909      2,116      10,025

MARKETING AND SALES

     While revenue-sharing arrangements encourage property owners to enter into service agreements with the Company, management believes that delivery of competitive products and superior customer service is essential in retaining such relationships.

     The Company's first objective is to acquire ROE Contracts. This requires a two-tier strategy. First, the Company concentrates on entering into ROE Contracts with the large national owners of high quality multi-family housing. These property owners are generally partnerships, REITs, insurance companies and other specialized forms of owners that control 20,000 or more units. Second, the Company markets its services to smaller owners whose properties typically lie within a single geographic market.

     ROE Contracts with the Company offer property owners an attractive additional revenue source. The Company negotiates long-term ROE Contracts with owners of large MDU portfolios because it believes that strategic relationships with these owners are critical to its expansion of market penetration and long-term success. These ROE Contracts generally provide for a term of eight to fifteen years and give the Company the right to be the exclusive provider of CATV services and a non-exclusive provider of telephony and related services. Typically, the property owner agrees to market and promote the Company's telephony services exclusively.

     Certain efficiencies obtained through regulatory advantages and carefully selected technology deployments enable the Company to compete on a cost-effective basis and, therefore, to share revenues with property owners. Due to increasing competition in the MDU market, property owners are facing pressure to find new ways to generate profits. As a result, revenue-sharing with the property owner based on subscriber penetration and gross revenues for the owner's property has become the standard in the RMTS market. The Company benefits from the fact that it is generally not subject to the regulations that impose substantial additional costs on typical franchise CATV operators. These additional costs result from universal access requirements, universal pricing requirements, "must carry" regulations and franchise fees. In addition, the Company builds out only the MDUs that it serves, and implements the most efficient delivery systems appropriate for a particular geographic area. Accordingly, the Company faces significantly lower capital expenditures than traditional cable operators and LECs. The Company uses a scaleable telephone switch that enables it to provide telephony service economically to smaller MDU properties. Management believes many of the Company's RMTS competitors employ technology that can be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units.

     In addition, competition in the housing market has forced property owners to find new ways to differentiate their properties to attract new residents and retain residents. The Company believes that its competitive products and superior customer services provide MDU owners with an amenity package that helps distinguish their properties from the competition.

     A significant number of MDUs in which the Company provides service are retrofits, as opposed to new construction. These retrofit MDUs have existing residents who already have CATV and telephony services. The Company's objective is to convert as many residents as possible to the Company's services through various marketing promotions before the system goes "live," and then to continue marketing efforts after the system is installed. To encourage residents to use the Company's products, the Company invites them to attend pre-opening parties at which it demonstrates the services and offers inducements, such as free cable service for two to four weeks. The Company's overall stabilized penetration rate for CATV service is 77%, and its stabilized penetration rate for telephony service is 60%. The Company considers a property stabilized after approximately 12 months following activation of the Company's services on that property.

     The routine process of signing on new residents rests largely with the property owner's leasing agent, who is compensated by the Company or through the property owner's management company, for signing up existing residents and new residents at the time a lease is executed. The leasing agents are trained by the Company and are provided with marketing and other support literature to facilitate sales.

CUSTOMERS

     The Company constructs passings on MDU properties, some of which are owned by institutional property owners including Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust, and provides services to MDU residents. All of the revenues of the Company are derived from providing CATV, telephony and other services to MDU residents. The Company's goal is to secure ROE Contracts in demographically and geographically attractive MDUs and to become the exclusive provider of CATV services and a non-exclusive provider of telephony services to the residents of those properties. No customer accounts for more than 10% of the Company's revenues. Six of the eight properties in the Company's joint venture in Austin, U.S.-Austin Cable Associates I, Ltd., are, however, commonly managed by an affiliate of the Company's joint venture partner, Savannah, Ltd., a California limited partnership. See Note 3 of the Notes to the Financial Statements.

     MDU residents may subscribe to a combination of services provided by the Company. Customers of the Company typically receive equal or greater CATV channel selection and more favorable pricing than they would from the incumbent franchise cable operator. To assure access to MDU residents, the Company typically enters into an exclusive marketing relationship with the property owners and their on-site leasing agents regarding telephony services. While residents have the ability to choose either the Company or the local telephone company to provide telephone service, residents receive marketing materials describing the Company as a high-quality, lower-cost alternative to the local phone company.

GROWTH STRATEGY

     The Company's primary objective is to become a leading provider of RMTS in the United States. The Company's plan to meet this objective is to:

        O target MDUs with favorable demographics;
        O capture the benefits of geographic clustering;
        O offer competitive products and superior customer service; and O use a flexible and reliable technology platform.

     The Company's growth strategy requires the Company to accomplish the following:

        O generate additional ROE Contracts in existing markets;
        O offer products in new markets;
        O cross-sell additional related products and services to its existing subscriber base once a market has been developed; and O pursue acquisition of other CATV and telephony service providers.

     The Company does not have any current plans, agreements or understandings with respect to any specific acquisition.

CUSTOMER SERVICE

     Superior customer service is a significant element of the Company's marketing strategy, and the Company believes that its customer service typically exceeds expectations. The Company's representatives answer calls 24 hours a day, 365 days a year. Customers call a single toll-free number for all customer service issues. Service personnel can typically deliver desired service at a time that is convenient for the customer, including evenings and Saturdays. The Company's customer service bureau utilizes account tracking and management software developed by the Company.

     The Company believes that it offers a competitively-priced range of products and a level of customer service that is superior to that of its competitors. Its networks and support systems ensure reliable, high-quality delivery of a range of CATV and telecommunications services, with the ability to broaden the scope of value-added telecommunications services over time. With increases in the Company's subscriber base, management believes that the customer service bureau will be able to achieve economies of scale while providing reliable and attentive customer service and support. The Company's telephony server and software packages provide a complete complement of call handling, routing and tracking features. For example, when a customer service agent answers a customer's call, the customer's file appears on the agent's screen.

TECHNOLOGY PLATFORM

     The Company has installed a broad infrastructure in preparation for pursuing its growth strategy. It has selected and installed network technology that enables it to deliver competitive CATV and telephony services to customers on a cost-effective basis. Management believes that many of the Company's RMTS competitors currently employ technology that can be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units. By comparison, the Company currently uses a scaleable central office telephone switch that provides efficient telephony service to smaller MDU communities. In addition, the Company is exploring alternative means of delivering telephony services to MDU residents on a cost-effective and competitive basis, including resale agreements with LECs and CLECs. The Company provides CATV services using a variety of delivery methods, including a combination of satellite master antenna television headends, 18 GHz analog broadcast microwave systems, direct broadcast satellite ("DBS") systems, and resale agreements with cable operators. These technologies give the Company the flexibility to deploy the most cost-effective CATV and telecommunications platforms to a particular MDU without sacrificing features, quality or reliability.

     CATV SERVICES. The Company's standard cable line up offers a wide selection of programming, including the traditional local affiliate network channels, property information and security channels, and a mix of popular basic and premium satellite channels. The channel line up generally offers between 50 and 150 channels, depending upon market demographics, deployment technology and customer demand. The Company provides its cable services using a variety of established delivery methods, including SMATV headends, 18 GHz microwave broadcast systems, DBS systems, and resale agreements with local franchise cable operators. These different delivery methods allow the Company the flexibility to deploy the most efficient and cost-effective CATV system to a particular MDU without sacrificing features, quality or reliability of service.

     A SMATV headend operates by receiving programming signals, either locally or via satellite, and re-transmitting the signal throughout the cable system. Satellite dishes, located at each headend, receive signals from several specific satellites. These signals are processed by electronic equipment and then modulated to a designated channel frequency. An antenna network is also located at each headend to receive off-air VHF/UHF signals from the local broadcast networks. With the use of 18 GHz microwave systems, the Company is able to transmit this headend signal to multiple MDUs to link the network and achieve greater economies of scale. The Company uses local franchise cable programming to deliver cable services to MDUs in strategic locations where headend facilities are not feasible or accessible. Resale delivery enables the Company to defer capital expense costs until these costs can be allocated among more passings.

     All CATV services are provided at each property through an underground, coaxial cable distribution system. The CATV signals are controlled at a pedestal or wall-mounted junction box outside of each building, which enables the Company to activate, modify and monitor service for its subscribers without having to enter an apartment.

     The following diagram illustrates the Company's typical CATV services delivery system:

                                      LOGO

     TELEPHONY SERVICES. The Company has selected a scaleable central office telephone switch designed and manufactured by Digital Telecommunications, Inc. Management believes the Company has established a flexible technology platform that allows it to provide high quality telephony services on a cost-effective basis to small MDU communities. Management further believes that many of the Company's RMTS competitors employ technology that may be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units.

     The Company provides its telephone subscribers with bundled local and long distance dial tone, as well as various additional features such as call waiting, call forwarding, caller ID, last number redial, three-party conferencing, emergency 911 and a variety of other services. All services provided by the Company are comparable to, and priced competitively with, those offered by the respective LEC, although the Company does not permit its customers to place 900-number calls or to accept collect calls. In addition, the Company resells MCI long distance services.

     The Company's telephone facilities equipment is usually located on-site at each apartment complex. The central switch ("DXC") is strategically placed and Line Interface Modules ("LIMs") are deployed on-site at each surrounding MDU serviced by the respective DXC. All calls placed by the Company's customers are processed by the on-site LIM, and then hauled back to the DXC by a local loop. The DXC processes all inbound and outbound traffic and connects the calls via Primary Rate Interface ("PRI") T-1s to the local exchange or long distance provider, dependent on the call type. The Company believes this structure provides a cost-effective and competitive solution for delivering facilities-based telecommunications services to its MDU residents. In addition, the Company is exploring alternative means of delivering telephony services to MDU residents on a cost-effective and competitive basis, including resale agreements with LECs and CLECs.

     The following diagram illustrates the Company's typical facilities-based telephony delivery system:

                                      LOGO

COMPETITION

     The market for CATV and telephony services is highly competitive. The Company competes for customers on the basis of price, services offered and customer service. Franchise CATV operators, referred to as multiple system operators ("MSOs"), and telecommunications companies, known as regional bell operating companies ("RBOCs"), represent the Company's principal competition. These competitors are typically very large companies with significantly greater resources than those of the Company. The Company competes directly in every market for ROE Contracts with these companies. The Telecommunications Act of 1996 (the "1996 Act") allowed RBOCs to enter the cable business as well. The principal RMTS competitors of the Company are GE/RESCOM, OpTel, Inc., Cable Plus Group Company, LP, and OnePoint Communications, L.L.C.

     The Company competes for ROE Contracts with other private cable operators and telecommunications providers. Under the terms of its ROE Contracts, the Company generally is required to provide products and services that are competitive with products and services offered by other cable and telecommunications providers.

GOVERNMENT REGULATION--CATV REGULATORY ISSUES

     Regulatory Status and Regulation of Private Cable Operators. Franchise cable operators are subject to a wide range of FCC regulations regarding such matters as the rates charged for certain services, transmission of local television broadcast signals, customer service standards/procedures, performance standards and system testing requirements. In addition, the operator's franchise, which can be issued at the municipal, county or state level, typically imposes additional requirements for operation. These relate to such matters as system design and construction, provision of channel capacity and production facilities for public educational and government use, and the payment of franchise fees and the provision of other "in kind" benefits to the city. See "--Regulation of Franchise Cable Television Rates."

     The operator of a video distribution system that serves subscribers without using any public right-of-way, referred to generally as a private cable operator, is exempt from the majority of FCC regulations applicable to franchised systems which do use public rights-of-way. Moreover, a state or local government cannot impose a franchise requirement on such operators.

     In order to remain exempt from extensive FCC regulation and local franchising requirements, the Company will confine its video distribution facilities to contiguous private property and obtain programming primarily via SMATV facilities. It will rely on 18 GHz microwave links to cross public rights-of-way where necessary and technically feasible. The use of microwave frequencies to transmit video signals across a public right-of-way is not considered a "use" of the right-of-way sufficient to trigger a local franchising requirement or FCC regulation applicable to franchised operators.

     The Company's use of 18 GHz microwave links to connect properties in the Washington, D.C. area is limited by a recent FCC order establishing a zone in the D.C. area where, in order to protect sensitive government operations, new facilities will not be authorized. The use of 18 GHz microwave links nationwide could also be affected generally by two ongoing proceedings at the FCC. In the first proceeding, the FCC is considering whether to provide for routine "blanket" licensing of large numbers of small antenna earth stations in a range of frequency bands including the 18 GHz band. If the proposed operations are allowed, it is possible that the Company would be required to use more sophisticated and more expensive equipment in order to maintain signal quality in its point-to-point 18 GHz microwave links. It is also possible that the proposed operations would cause interference with these links that could not be remedied entirely. In the second proceeding, initiated on April 1, 1998, the FCC has been asked to authorize the use of the 12 GHz band for transmission of video programming. Such action would expand the general availability of microwave links. More importantly, a 12 GHz link can cover approximately twice the distance of an 18 GHz link and consequently would allow the Company to integrate systems over a larger area.

     Even structuring its operations in the foregoing manner, the Company must comply with various FCC rules including the following: the FCC's signal leakage rules which require monitoring and testing of its facilities, various Equal Employment Opportunity requirements (including annual reports and implementation of a non-discrimination policy and a positive program to encourage equal opportunity), requirements that the Company obtain consent of commercial broadcast stations for retransmission of the stations' signals and rules requiring the closed captioning of programming.

  Access to Property. Federal law provides franchised cable operators access to public rights-of-way and certain private easements. These provisions generally have been limited by the courts to apply only to external easements and franchised operators have not able to use these rights to access the interior of MDUs without owner consent. In some jurisdictions, franchised operators have been able to use state or local access laws to gain access to property over the owner's objection and in derogation of a competing provider's exclusive contractual right to serve the property. These statutes, referred to as "mandatory access" provisions, typically empower only franchised cable operators to force access to an MDU in order to provide service to the residents regardless of whether the owner objects or has entered into a contract with an alternative provider of video services such as the Company. Thus, in jurisdictions where a mandatory access provision has been enacted, a franchised operator would be able to access an MDU and provide service in competition with the Company regardless of whether the Company has an exclusive ROE Contract with the owner. The ability of franchised operators to force access to an MDU and take a portion of the subscriber base could negatively affect the Company's operating margin at a particular property. The District of Columbia has enacted a mandatory access provision, and other jurisdictions have done so or may so in the future. It is often the case, particularly at the local level, that the mandatory access provision is suspect under constitutional principles because, for example, it does not provide for the MDU owner to be compensated for the "taking" of its property which results. While the Commonwealth of Virginia has not enacted a mandatory access statute, it does prohibit a landlord from accepting payment from a video services provider in exchange for access to an

MDU, which limits the Company's ability to induce the owner to enter into ROE Contracts. See "--Inside Wiring."

     An ongoing FCC proceeding raises the possibility that DBS and MMDS operators will be granted rights on a national basis similar to the mandatory access provided to franchised cable operators in some state and local jurisdictions. The FCC recently adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. The FCC has sought comment on the possibility of adopting rules that would prohibit MDU owners from imposing such restrictions on residents of their rental properties. If the FCC were to adopt such rules, DBS and MMDS operators, through tenant choice, presumably would be able to gain access to serve individual residential units within MDUs without the owner's consent.

     Both the access rights of competitors and the Virginia restriction on payments to owners could have a material adverse effect on the Company's business, financial condition and results of operations.

     Inside Wiring. Last year, the FCC issued new rules governing the disposition of inside wiring by incumbent operators in MDUs upon termination of service when the incumbent operator owns the wiring. In some instances, a new provider such as the Company faces difficulty in taking over a property because the ownership of the wiring is uncertain or contested and the property owner is hesitant to allow installation of additional wiring. The new rules address this issue and facilitate competition from new providers by requiring the incumbent operator to choose between sale, removal or abandonment of the wiring within certain time constraints and allowing installation of wiring within an incumbent's molding in certain instances. The rules are currently the subject of petitions for reconsideration at the FCC and at least one judicial challenge in the Eighth Circuit Court of Appeals.

     In conjunction with the issuance of the inside wiring provisions, the FCC sought comment on a number of related issues which it will address in new rules. It is considering, among other things, whether to (1) adopt a cap on the duration of exclusive contracts equal to the amount of time reasonably necessary to recover capital costs (the FCC has proposed a cap of seven years); (2) limit the ability of multichannel video programming distributors ("MVPDs") with market power (typically the local franchisee) to enter into exclusive contracts; (3) take action to address the anti- competitive effects of perpetual exclusive contracts (those continuing through all future renewals of the franchise), such as by allowing MDU owners to void these contracts pursuant to a "fresh look" mechanism; (4) require competing providers to share a single system of wiring;
(5) extend existing rules on cable home wiring (that wiring within residential units up to twelve inches outside each unit) to all MVPDs and not just franchised operators; and/or (6) extend rights of subscribers to install their own cable home wiring to subscribers within MDUs. The comments filed in this proceeding are divided on many of the key issues regarding treatment of exclusive and perpetual contracts.

     Given the limited subscriber base at MDUs, it is important for the Company to be able to rely upon exclusive contracts as a means of maximizing its revenue at a particular property. Thus, if in implementing rules to address the foregoing issues, the FCC imposes too short of a cap on exclusive contracts or otherwise unduly limits their use, it could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the perpetual contracts often utilized by franchised operators inhibit competition from alternative providers such as the Company or stifle it altogether if such contracts are exclusive. If the FCC does not grant MDU owners broad enough powers to extricate themselves from perpetual contracts with franchised operators, the number of MDUs at which the Company could compete would be diminished, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Regulation of DBS Providers. Congress is considering legislation that, if enacted, could make it easier for the Company to use DBS as a source of programming while at the same time making it easier for DBS providers to compete. The proposals would greatly expand the areas in which DBS providers can distribute local TV stations and network signals and would reduce the license fees that DBS providers must pay for carrying broadcast signals. Finally, proposed FCC regulations could limit the ability of MDU owners to deny tenants the right to subscribe to DBS service. See "--Access to Property."

  Regulation of Franchise Cable Television Rates. The FCC regulates the rates that franchised cable systems charge for basic monthly service, expanded basic and certain customer premises equipment. As an exception to the general uniform rate requirement, the regulations allow certain "bulk" discounts to MDU customers, enabling franchised cable systems to be more competitive with private operators such as the Company. In addition, rate regulation does not apply if the franchised operator is subject to "effective competition" as defined by the FCC or if the operator qualified for the "small operator" exemption. The FCC is currently considering revisions to the uniform rate regulations and the foregoing exemptions which may affect the level of protection they afford private operators. More generally, the regulations do not prohibit discriminatory pricing for services other than rate regulated services and associated installation and equipment costs. Although regulation of rates for expanded basic service is scheduled to be eliminated in March 1999, recent cable rate increases have resulted in pressure on Congress to extend this "sunset" date.

     Actions by the FCC which expand the freedom of franchised operators to set rates or the termination of rate regulation altogether could allow franchised operators to subsidize competition at MDUs through their city-wide operations. This could have a material adverse effect on the Company's business, financial condition and results of operations.

  Copyright. Since the broadcast programming distributed by the Company contains copyrighted material, the Company must pay copyright fees for its use of that material (copyright liability for satellite-delivered programming is typically assumed by the supplier). The U.S. Copyright Office recently ruled that private systems located in "contiguous communities" (or operating from one headend) will be treated as one system and that the revenue for such systems must be combined in the calculation of copyright fees. If the combined revenue figure is high enough, it results in more complicated fee calculations and higher fees. The Company intends to structure its programming in order to minimize the revenue associated with retransmission of television and radio broadcasts in an effort to maintain a simplified filing status and to reduce its copyright liability in the event it must file under the more complicated formula.

GOVERNMENT REGULATION--TELEPHONY REGULATORY ISSUES

     In providing telecommunications services to its customers, the Company will operate as either a shared tenant service ("STS") provider or a Competitive Local Exchange Carrier ("CLEC"), as well as an interexchange carrier ("IXC"). Less than a dozen states impose certification and/or tariffing requirements on STS providers, while virtually all states do so with respect to CLECs. While the Federal Communications Commission ("FCC") and a majority of states imposes certification and/or tariffing requirements on IXCs, federal and state regulation of IXCs has been relaxed substantially over the past few years. CLECs remain subject to a wide array of regulatory constraints and obligations. In contrast, regulation of STS providers is minimal. The Company is certified as a CLEC in the States of Colorado and Texas, and intends to seek like authority when it enters other states. The Company also has authority to operate as an IXC in Colorado and Texas, and will seek authority to act as an IXC to the extent such authority is required when the Company enters new states.

     The Company purchases wholesale long distance services from MCI, and STS from LECs (e.g., Southwestern Bell Telephone and U.S. West Communications) on a tariffed basis. As a CLEC, the Company has the statutory right to collocate and interconnect its switching and other equipment with, and/or obtain unbundled access to, the network facilities of incumbent LECs, and to secure from the incumbent LEC retail services at wholesale rates for resale. The Company has not yet undertaken efforts to take advantage of its status as a CLEC. Over the next one to two years, incumbent LECs are also required by statute to provide customers with the ability to (i) retain their telephone numbers when switching local service providers (i.e. "local number portability") and (ii) access all intraLATA IXCs on a "1+" basis without use of access codes (i.e. dialing parity) eliminating two critical barriers to local telecommunications competition.

     The 1996 Act opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry, providing the Company with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance market, introducing a number of substantial new competitors to the Company in that market. On balance, management believes that the Company will benefit significantly from the market-opening provisions of the 1996 Act.

SUPPLIERS

     The Company is not materially dependent upon any suppliers of goods or services.

PROPERTIES

     The corporate headquarters of the Company is currently located at 8307 Shoal Creek Boulevard in Austin, Texas, in approximately 2,630 square feet of commercial office space under a long-term lease. Its national customer service bureau is located at 2210 Denton Drive in Austin, Texas, where it occupies approximately 5,200 square feet of leased commercial office space. The Company also maintains leased facilities in Farmer's Branch and San Antonio, Texas, and McLean, Virginia. The Company is currently negotiating a lease that would consolidate its corporate headquarters and customer service bureau in one location in Austin, Texas, occupying approximately 25,000 square feet of commercial office space. See "Certain Transactions."

EMPLOYEES

     The Company has 68 full-time employees and six part-time employees. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company are as follows:

            NAME               AGE                        POSITION
            ----               ---                        --------
Robert G. Solomon              36    Chairman; Chief Executive Officer; Director
Donald E. Barlow               50    President; Chief Financial Officer
David Smith                    35    Director of Sales
Joseph R. Jarmusch             43    Director of Engineering & Construction
Robert J. Walentynowicz, Jr.   35    Director of Customer Service Operations

     Set forth below is information regarding the business experience during the last five years for each of the above-named persons. There are currently six vacancies on the board of directors of the Company to be filled after consummation of the Offering.

     ROBERT G. SOLOMON has served as President of Cable since 1994, as President of the LLC since 1995, and as Chairman and CEO of the Company since March 1998. Since 1987, Mr. Solomon has been a Senior Vice President and principal stockholder of CS Management, Inc., a firm that develops and manages apartment communities and commercial properties throughout the South and Central Texas. Although Mr. Solomon remains a stockholder and officer of CS Management, Inc., he is not active in its day-to-day operations. Mr. Solomon serves on the Executive Board of Independent Cable and Telecommunications Association, the leading industry trade association and lobby coalition. Mr. Solomon received his B.B.A. in Business Administration from the University of Texas in 1984.

     DONALD E. BARLOW has served as Chief Financial Officer of the LLC since 1996 and as President of the LLC and the Company since March 1998. From 1973 to 1978, Mr. Barlow served as a commercial manager with Southwestern Bell Telephone Company. Mr. Barlow served as Senior Vice President and General Counsel (1978-1980) and as Senior Vice President of Business Development (1982-1983) for Perry Gas Companies, and from 1980 to 1982, he served as President and Chief Operating Officer for Perry Gas Processors. From 1983 to 1994, he served as Chief Financial Officer, General Counsel and Chief Operating Officer for Capitan Enterprises, Inc. Mr. Barlow received both his B.A. and J.D. degrees from the University of Texas, in 1969 and 1972, respectively, and his M.B.A. from Southern Methodist University in 1973.

     DAVID SMITH, DIRECTOR OF SALES. Mr. Smith came to the Company in January of 1997 from Southwestern Bell Telephone ("SWBT"), where he worked from January 1996 to January 1997 to establish key MDU owner relationships in the SWBT five-state service area. At SWBT, Mr. Smith was instrumental in securing contracts with large apartment owners. Prior to joining SWBT, Mr. Smith served as Director of Marketing and Customer Service at Multi-Technology Services from April 1994 to January 1996, and as Director of Marketing and Sales with Times Mirror Cable Television from October 1982 to April 1994. Mr. Smith attended the University of Central Arkansas, where he majored in marketing.

     JOSEPH R. JARMUSCH, DIRECTOR OF ENGINEERING & CONSTRUCTION. Mr. Jarmusch joined the Company in January 1995. From October 1993 to December 1994, Mr. Jarmusch was President of J. Russell Corporation Int'l, which procured and managed telecommunications contracts throughout North America. Mr. Jarmusch was General Manager of Progressive Communications Services from August 1988 to September 1993, where he was responsible for expanding its Los Angeles, California operation into a national provider of telephony services. Mr. Jarmusch graduated from RETS Electronics Engineering Institute in 1979, and obtained a Lifetime General Class Radio and Telephone Operator License from the FCC in 1980.

     ROBERT J. WALENTYNOWICZ JR., DIRECTOR OF CUSTOMER SERVICE OPERATIONS. Mr. Walentynowicz joined the Company in April 1997. He is responsible for the development and operations of the Company's customer service bureau. Prior to joining the Company, Mr. Walentynowicz worked for Electronic Data Systems, Inc. ("EDS") for twelve years as an account manager, purchasing manager, project manager, and security manager. Mr. Walentynowicz also served as the director of service operations for Premisys Corporation, a wholly owned subsidiary of EDS that provided electronic security protection for residential and commercial real estate. He graduated cum laude with a B.S. in Business Administration from Strayer College, and is also a Certified Protection Professional with the American Society of Industrial Security. Since 1993, Mr. Walentynowicz has been an officer of National Alarm Association of America.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services as directors or members of committees of the board of directors, but are reimbursed for their reasonable expenses incurred in attending board of directors or committee meetings.

BOARD COMMITTEES

     The Company intends to establish an Audit Committee and a Compensation Committee.

     The functions of the Audit Committee will be to make recommendations to the board of directors regarding the selection of independent auditors, to review the results and scope of the audit and other services provided by the independent auditors of the Company and to evaluate the internal controls of the Company.

     The functions of the Compensation Committee will be to review and approve the compensation and benefits for the executive officers of the Company, and, if requested by the Company's board of directors, to administer the Company's stock option plans and to make recommendations to the board of directors regarding such matters.

VOTING AGREEMENT

     The Company, Mr. Solomon, Mr. Barlow, the LLC and Aspen OnLine Investments, LLC have entered into a Voting Agreement respecting representation on the Company's board of directors. Each party has agreed to vote its/his shares for one nominee selected by Aspen OnLine Investments, LLC (until the Aspen Note is paid in full) and one nominee selected by the LLC.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received by the Chief Executive Officer and by each executive officer of the Company whose salary and bonus paid by the LLC and Cable exceeded $100,000 in 1997 ("Named Executive Officers") for services rendered to the LLC and Cable in all capacities during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL
                                                              COMPENSATION
                                                              ------------
                NAME AND PRINCIPAL POSITION                    SALARY($)
                ---------------------------                    ---------
Robert G. Solomon(1)........................................    $127,884
   Chief Executive Officer

---------------
(1) Includes $19,167 accrued but not paid in 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into Employment and Noncompetition Agreements with Mr. Solomon, its Chief Executive Officer, and Mr. Barlow, its President and Chief Financial Officer. Mr. Solomon's employment agreement has an initial term of five years and provides for a 1998 base compensation of $150,000. Mr. Barlow's employment agreement has an initial term of three years and provides for a 1998 base compensation of $125,000. Both Mr. Solomon and Mr. Barlow will be eligible for performance bonuses of up to 50% of their base salaries in the event that performance criteria set by the board of directors are met. The agreements contain provisions providing severance benefits, including payments upon a "change in control"

(as defined in the agreements) and indemnification. In the event of termination for any reason, Mr. Solomon and Mr. Barlow have agreed not to compete with the Company for a period of twelve months following termination. In the event of termination other than "for cause" (as defined in the agreements), all stock options and stock awards become fully vested and exercisable. Substantially all of Mr. Solomon and Mr. Barlow's time is spent managing the Company.

BENEFIT PLANS

     1998 NON-QUALIFIED STOCK OPTION AND INCENTIVE STOCK OPTION PLAN. The 1998 Stock Option Plan was adopted by the board of directors and approved by the stockholders of the Company in March 1998. The board of directors supervises and administers the plan, which provides for the grant of incentive and non-qualified options to employees, officers, directors and consultants. 1,000,000 shares of Common Stock have been reserved for issuance under the 1998 Stock Option Plan, and options to purchase 495,000 shares of Common Stock have been granted at an exercise price of $3.75 per share. Of the options granted, options for 250,000 shares have been granted to the Chief Executive Officer and options for 125,000 shares have been granted to the President and Chief Financial Officer. No options have been exercised. Options granted under the 1998 Stock Option Plan generally vest over six years, and some are subject to acceleration upon the occurrence of specified performance criteria. All options granted become immediately exercisable upon the occurrence of certain events including, without limitation, a merger, acquisition or change in control of the Company.

     1998 RESTRICTED STOCK AWARD PLAN. The 1998 Restricted Stock Award Plan was adopted by the board of directors to provide incentives to attract and retain highly competent persons as officers and key employees. The board of directors administers the plan, under which the Company can issue up to 500,000 shares of Common Stock to key employees designated by the board of directors, with the Company generally having a right to repurchase a declining number of the shares at a price of $0.01 per share if the employee terminates his or her employment before March 1, 2001. As of March 10, 1998, all 500,000 shares of Common Stock under the plan had been granted. Of the 250,000 shares of Common Stock granted to the Chief Executive Officer, 100,000 shares are no longer subject to repurchase by the Company, and of the 50,000 shares of Common Stock granted to the President and Chief Financial Officer, 20,000 shares are no longer subject to repurchase by the Company.

INDEMNIFICATION

     The Certificate of Incorporation and Bylaws of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted under Delaware law. As permitted by the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director. As a result, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty care. The Company has obtained directors' and officers' insurance.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain related party transactions to which the Company was or is a party or in which certain executive officers, directors or stockholders of the Company had or have a direct or indirect interest. See also Note 7 of the Notes to Financial Statements. The Company believes that each of the foregoing transactions was made on terms at least as fair to the Company as could have been obtained from unaffiliated third parties.

     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, LLC (i) a $1,500,000 14% senior subordinated promissory note (the "Aspen Note"), maturing in March 2001, (ii) a warrant to purchase 100,000 shares of Common Stock at a purchase price of $3.75 per share, and (iii) 25 units consisting of 333,333.25 shares of Common Stock and Interim Notes in the aggregate principal amount of $1,250,000, for a total purchase price of $2,500,000. The terms of the Aspen Note give Aspen OnLine Investments, LLC the right, at its election, to designate two representatives on the Company's board of directors prior to the consummation of the Offering, and one representative after consummation of the Offering, until the Aspen Note is paid in full.

     Between the Interim Financing and closing under of the Asset Acquisition, the Company extended $7,200,000 from the proceeds of the Interim Financing to fund the operations of the LLC. The indebtedness is evidenced by a 15% convertible promissory note maturing on March 30, 1999 (the "Pre-Acquisition Note"), which will be cancelled upon the closing under the Asset Acquisition.

     In connection with the Asset Acquisition, the Company has agreed to purchase substantially all of the assets and to assume certain of the liabilities of the LLC. Upon the closing of the Asset Acquisition, the LLC will receive 800,000 shares of Common Stock, a promissory note in the principal amount of $3,000,000 (the "Asset Acquisition Note"), and cancellation of all indebtedness under the Pre-Acquisition Note. The Asset Acquisition Note bears interest at the rate of 10% and is payable in three installments. The first installment is to be paid the day immediately following consummation of the Offering and the remaining two installments are to be paid on the first and second anniversaries of the first payment. Following the Asset Acquisition, the LLC will have no independent business operations.

     Mr. Solomon, the Company's Chief Executive Officer, has a 7.5% interest in Highpoint Apartments, a property located in San Antonio, Texas, which is served by the Company, and which has approximately 260 residential units. The property is owned by Highpoint Holdings, Ltd. Mr. Solomon serves as the Vice President of Regional Holdings, Inc., the General Partner of Highpoint Holdings, Ltd., CS Management, Inc., a company which is 25% owned by Mr. Solomon, manages the Highpoint Apartments. CS Management, Inc. also manages one of the Company's customers, Springwood Apartments, located in San Antonio, Texas.

     The Company currently subleases approximately 2,630 square feet for its corporate offices at 8307 Shoal Creek Boulevard in Austin, Texas. The property is owned by ZAJA Holdings, Ltd. ("ZAJA"). The General Partner of ZAJA is MAZA Holdings, Inc., a corporation 100% owned by Mr. Solomon. In addition, Mr. Solomon is a 49% limited partner in ZAJA. The Company entered into a sublease with CS Management, Inc., a company partially owned by Mr. Solomon. The sublease has a 36-month term and a rental rate of approximately $13.20 per square foot plus triple net expenses.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the ownership of Common Stock as of March 31, 1998 (assuming the closing under of the Asset Acquisition, which will occur before consummation of the Offering), by (i) each person known to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and executive officer, and (iii) all executive officers and directors of the Company as a group.

                                         NUMBER OF    PERCENT BEFORE    PERCENT AFTER
                 NAME                    SHARES(1)     THE OFFERING     THE OFFERING
                 ----                    ---------    --------------    -------------
U.S. OnLine Communications L.L.C.(2)...   800,000          37%               15%
Aspen OnLine Investments, LLC(3).......   433,333          20%                8%
Robert G. Solomon(4)...................   250,000          12%                6%
Donald E. Barlow(4)....................    50,000           2%                1%
All directors and executive officers as
  a group (2 persons)..................   300,000          14%                7%

---------------
(1) Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The business address of the LLC is 8307 Shoal Creek Blvd., Austin, Texas 78757.

(3) The business address of Aspen OnLine Investments, LLC is 2757 44th Street, S.W., Suite 306, Grand Rapids, Michigan 49500. Includes warrants and shares owned of record by Aspen OnLine Investments, LLC.

(4) The business address of Mr. Solomon and Mr. Barlow is 8307 Shoal Creek Blvd., Austin, Texas 78757.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

     The Company has 20,000,000 shares of Common Stock authorized, of which 2,166,667 were issued and outstanding prior to the Offering. 500,000 shares have been issued to key employees of the Company, with a declining number of these shares subject to repurchase by the Company, at a price of $0.01 per share, if the employee terminates his or her employment with the Company before March 10, 2001.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available therefor. Upon liquidation, holders of Common Stock are entitled to share pro rata in any distribution to holders of Common Stock following payment to creditors. Holders of shares of Common Stock have one vote per share and have no cumulative voting or preemptive rights.

PREFERRED STOCK

     The Company has 1,000,000 shares of preferred stock authorized, none of which are issued and outstanding. The Company's Certificate of Incorporation authorizes the board of directors to issue the preferred stock in series and to designate the rights and preferences of each such series.

WARRANTS

     The Company has granted Silicon Valley Bank and Aspen OnLine Investments, LLC warrants to purchase 75,000 and 100,000 shares of Common Stock, respectively, at an exercise price of $3.75 per share. The warrants are exercisable for a period of five years.

REGISTRATION RIGHTS

     Subject to lock-up agreements with Barington, the Company has granted rights to registration under the Securities Act with respect to (i) the Representative's Options, (ii) 333,333 shares of Common Stock issuable upon exercise of the Representative's Options, (iii) 866,667 shares of Common Stock purchased by investors in the Interim Financing, (iv) 800,000 shares of Common Stock issued to the LLC in the Asset Acquisition, and (v) 175,000 shares issuable upon exercise of the Warrants (collectively, the "Registrable Securities"). Subject to specified conditions and limitations, the registration rights generally grant to the holders of Registrable Securities "piggyback" registration rights. In addition, the Representative and the holders of the Warrants have "demand" registration rights with respect to the shares issuable upon exercise of the Representative's Options and Warrants.

LOCK-UP AGREEMENTS

     Pursuant to the terms of the Underwriting Agreement, for a period of two years after consummation of the Offering, the Company may not sell or otherwise dispose of any shares of Common Stock without the prior written consent of Barington, except in connection with the sale of: (i) 500,000 shares of Common Stock to cover the Underwriters' over-allotment option; (ii) the Representative's Options; (iii) 333,333 shares of Common Stock underlying the Representative's Options; (iv) 1,000,000 shares of Common Stock that may be issued pursuant to the 1998 Stock Option Plan, of which options to purchase 500,000 shares of Common Stock have been granted; and (v) securities in connection with mergers approved by a majority of the independent directors of the Company. In addition, all of the 2,166,667 shares of Common Stock outstanding prior to the Offering and all of the shares of Common Stock issuable upon exercise of the Warrants are subject to two-year lock-up agreements with Barington, except that any stockholder subject to such an agreement may sell shares of Common Stock commencing 12 months after consummation of the Offering in the event that the last trading price for the Common Stock has been at least 200% of the price in the Offering for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the price in the Offering. Barington has no plans, arrangements or understandings to modify, shorten or waive the lock-up agreements.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C., Dallas, Texas, will act as transfer agent and registrar for the Common Stock.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware Corporation Law ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are quoted on the Nasdaq, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of a corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of a corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of Section 203.

     Charter Provisions with Anti-Takeover Effects. The Company's Certificate of Incorporation contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of the Company. The Certificate of Incorporation grants to the board of directors the authority to issue shares of preferred stock in one or more series without stockholder approval. The ability to issue such preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such an acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 5,500,000 shares of Common Stock outstanding (assuming no exercise of outstanding warrants or stock options). Of these shares, the 3,333,333 shares sold in the Offering will be freely tradeable without restriction unless they are held by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 2,166,667 shares will be "restricted securities" as defined in Rule 144 ("Restricted Shares"). All of the Restricted Shares are subject to lock-up agreements with Barington. As a result of the lock-up agreements and the provisions of Rule 144 generally, including Rule 144(k), all currently outstanding shares will be available for sale in the public market upon expiration of the lock-up agreements two years after the date of this Prospectus. Barington has advised the Company that it has no specific policy regarding early release of lock-ups generally, but that Barington has no current or future plans, proposals, arrangements or understandings to modify, shorten or waive the lock-up arrangements. See "Underwriting."

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of the common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also currently subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. Rule 144 also provides that affiliates who own securities that are not "restricted securities" must nonetheless comply with the same restrictions applicable thereunder to "restricted securities," as if such securities were "restricted securities," with the exception of the one-year holding period requirement. A person who has not been an affiliate of the Company at any time within three months prior to the sale and has beneficially owned the "restricted securities" for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations or the other general requirements described above.

     An employee, officer or director of, or consultant to, the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     The Company intends to file with the Commission registration statements on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the 1998 Stock Option Plan and 1998 Restricted Stock Award Plan, thus permitting the resale of shares issued under such plans by non-affiliates in the public market without restriction under the Securities Act.

     Any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of Common Stock offered hereby. See "Risk Factors--Effect of Future Sales of Common Stock."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement ("Underwriting Agreement"), the form of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part, Barington and each of the underwriters for whom Barington is acting as representative have severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their names below:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Barington Capital Group, L.P................................

                                                              ---------
          Total.............................................  3,333,333
                                                              =========

     The Common Stock is being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the Underwriters are subject to certain conditions precedent. The Representative and the Underwriters are committed to purchase all the Common Stock offered hereby if any is purchased.

     The Representative has advised the Company that it proposes to offer the shares of Common Stock offered hereby to the public at the initial offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities
Dealers (the "NASD"), concessions not in excess of $     per share of Common
Stock, of which not in excess of $          may be reallowed to other dealers
who are members of the NASD. After the commencement of the Offering, the offering price, the concessions and the reallowance may be changed.

     The Company has granted an over-allotment option to the Underwriters, exercisable during the 45-day period after consummation of the Offering, to purchase up to an aggregate of 500,000 additional shares of Common Stock at the initial offering price, less underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering any over-allotments made in connection with the sale of the Common Stock offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has agreed to pay the Representative a non-accountable expense allowance of three percent of the aggregate offering price of the shares of Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the Underwriters' over-allotment option), of which $55,000 has been paid to date.

     The Company has also agreed to sell to the Representative, or its designees, the Representative's Options to purchase 333,333 shares at a price of $.001 per option. The Representative's Options will be exercisable for a period of five years, commencing on consummation of the Offering, at an initial per share exercise price equal to 120% of the Offering price. Neither the Representative's Options nor the shares of Common Stock underlying the Representative's Options may be transferred, assigned or hypothecated, in whole or in part, for one year from the effective date of the registration statement of which this Prospectus forms a part, except to any successor, officer or partner of the Representative (or to officers or partners of any such successor or partner), any other Underwriter or member of the selling group which participated in the Offering, any purchaser of substantially all of the assets of the Representative or otherwise by operation of law. The Representative's Options may be exercised on one or a number of occasions as to all or a portion of the shares covered by the option, and will contain certain registration rights and anti-dilution provisions for appropriate adjustment of the exercise price and number of shares that may be purchased upon exercise upon the occurrence of certain events.

     The Company also has agreed, for a period of three years following consummation of the Offering, to use its best efforts (including the solicitation of proxies) to elect two designees of Barington to the board of directors of the Company, if Barington so chooses to put forth such designees.

     Pursuant to agreements between the Company, the existing stockholders and Barington, the Company and all of the existing stockholders of the Company as of the effective date of the Registration Statement have agreed not to offer, issue, sell, contract to sell, grant any option for or otherwise dispose of any securities of the Company for a period of 24 months from the consummation of the Offering without the prior written consent of Barington. Notwithstanding these lock-up agreements, any stockholder subject to such agreement may sell shares of Common Stock commencing 12 months after the consummation of the Offering in the event the last sale price for the Common Stock on its principal exchange has been at least 200% of the initial public offering price for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price.

     The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement.

     The Underwriters may engage in certain transactions which may stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include over-allotments of Common Stock and purchases of the Common Stock.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the offering price of the shares of Common Stock offered and sold in the Offering has been determined by arm's-length negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. Factors considered in determining such price include an assessment of the Company's recent financial results and current financial condition, future prospects of the Company, the qualifications of the Company's management and other relevant factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being sold in the Offering is being passed upon for the Company by Graham & James LLP/Riddell Williams P.S., Seattle, Washington. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                    EXPERTS

     The consolidated balance sheet of the LLC at December 31, 1997, the consolidated statements of operations, changes in members' deficit and cash flows for the years ended December 31, 1997 and 1996, and the consolidated statements of operations, changes in members' equity (deficit) and cash flows of Cable for the year ended December 31, 1996 included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed a registration statement on Form SB-2, together with all exhibits and amendments thereto ("Registration Statement"), of which this Prospectus ("Prospectus") is a part, under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning documents, while complete in material respects, are nonetheless summaries. Reference is made to each exhibit for a full description of each such document, and in each case summary descriptions are qualified by reference to complete exhibits. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission also maintains a Web site at http://www.sec.gov at which filings may be obtained. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents are also available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                           GLOSSARY OF INDUSTRY TERMS

CATV..........................    Cable television.

CLEC..........................    Competitive Local Exchange Carrier: A company
                                  that provides its customers with an
                                  alternative to the local telephone company for local and interstate transport of private lines, special access and switched access telecommunications services, as well as switched local telecommunications services.
                                  CLECs are sometimes also referred to as
                                  "co-carriers."

DBS...........................    Direct Broadcast Satellite: a facility that
                                  retransmits video programming via satellite directly to a subscriber's home.

FAA...........................    Federal Aviation Administration.

FCC...........................    Federal Communications Commission: The federal
                                  agency that oversees the implementation and enforcement of federal communications policy, including the 1992 Cable Act and the 1996 Act.
                                  Cable-related rules are generally issued and enforced by two divisions within the FCC: the cable services bureau, (which contains a competition, cable rates and programming division) and the office of plans and policy.

INTRALATA.....................    Communication within a Local Access Transport
                                  Area.

ISDN..........................    Integrated services digital network.

IXC...........................    Interexchange Carrier.

LEC...........................    Local Exchange Carrier: The local or regional
                                  telephone company that owns and operates lines to customer locations and switches.

LIM...........................    Line Interface Modules.

MDU...........................    Multiple Dwelling Unit: A housing structure
                                  containing several units. For the purposes of the 1992 Cable Act, each unit is treated as a separate household.

MMDS..........................    Multichannel multipoint distribution service:
                                  an alternative video provider that analogizes to numerous microwave broadcast stations transmitting from a central location.

MSO...........................    Multiple System Operator: A cable operator
                                  that owns or operates more than one cable system.

MUST-CARRY....................    Provisions of the 1996 Communications Act that
                                  require cable operators to carry certain local commercial and noncommercial, educational television broadcast stations on their systems, as well as allow broadcasters to demand advance permission and, in some cases, compensation, from multichannel video programming distributors for the ability to carry their programming.

MVPD..........................    Multichannel video programming distributors.

PBX...........................    Private (automatic) branch telephone exchange
                                  system providing telephone switching in an office or building.

PRI...........................    Primary Rate Interface: An ISDN circuit
                                  transmitting at T1 speed.

PUC...........................    Public Utility Commission.

PRINCIPAL HEADEND.............    The point(s) of a cable system where various
                                  antennae are located to receive off-air, satellite and other signals distributed to subscribers. The location of the principal headend is used to determine the applicability of must-carry rules to the cable system. The principal headend designated by a cable operator must be based on whether:

                                  - it serves the majority of a system's
                                  population;
                                  - it contains the majority of the system's population;
                                  - it contains the majority of the system's
                                    signal processing equipment; or
                                  - it is the closest headend to the cable system's geographic center.

                                  If a cable system has only one headend, that is its principal headend.

RBOC..........................    Regional Bell Operating Company: The acronym
                                  used for local telephone companies created in 1984 as part of the breakup of AT&T. The six
                                  RBOCs are Ameritech, Bell Atlantic, Bell
                                  South, Pacific Telesis Group, Southwestern
                                  Bell Telephone and U.S. West Communications.

RMTS..........................    Residential Multi-Tenant Services: Services
                                  provided to an MDU by a private operator. Such services include, but are not limited to, cable, telephone, intrusion alarm, Internet access, and utility metering.

ROE CONTRACTS.................    Right of Entry Contracts: An agreement between
                                  property owner and RMTS provider which governs the terms under which the RMTS provider will offer its services to residents of the MDU.

STS...........................    Shared Tenant Service: The provision of local
                                  telephone services to multiple customers located in the same building or group of buildings.

T-1...........................    High speed leased line used for the
                                  transmission of voice and data.

18 GHZ SYSTEMS................    A wireless method of transmitting or
                                  retransmitting video and audio signals from a headend to an MDU.

WAN...........................    Wide area network. Remote computer
                                  communications system that allows file sharing among geographically distributed workgroups.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
U.S. ONLINE COMMUNICATIONS L.L.C.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of December 31, 1997..........   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996................................   F-4
Consolidated Statements of Changes in Members' Deficit for
  the years ended December 31, 1997 and 1996................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996................................   F-6
Notes to Consolidated Financial Statements..................   F-7

U.S. ON-LINE CABLE, L.L.C.
Report of Independent Accountants...........................  F-17
Consolidated Statement of Operations for the year ended
  December 31, 1996.........................................  F-18
Consolidated Statement of Changes in Members' Equity
  (Deficit) for the year ended December 31, 1996............  F-19
Consolidated Statement of Cash Flows for the year ended
  December 31, 1996.........................................  F-20
Notes to Consolidated Financial Statements..................  F-21

U.S. ONLINE COMMUNICATIONS, INC.
Unaudited Balance Sheet as of March 5, 1998 (date of
  incorporation)............................................  F-27
Note to the Unaudited Financial Statement...................  F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members,
U.S. ONLINE COMMUNICATIONS L.L.C.

We have audited the accompanying consolidated balance sheet of U.S. OnLine Communications L.L.C. and Subsidiaries (the "LLC") as of December 31, 1997 and the related consolidated statements of operations, changes in members' deficit and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the LLC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. OnLine Communications L.L.C. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the LLC will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the LLC has incurred losses and negative cash flows from operations and has negative working capital, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COOPERS & LYBRAND L.L.P.

Austin, Texas
April 22, 1998

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $    949,471
  Subscriber receivables -- net of allowance for doubtful
     accounts of $29,072....................................       457,911
  Receivable from SP Investments............................        17,439
  Supply inventory..........................................       223,961
  Other current assets......................................        65,994
                                                              ------------
          Total current assets..............................     1,714,776
Property and equipment, net.................................     9,502,270
Excess of cost over fair value of net assets acquired, net
  of accumulated amortization of $421,796...................     3,913,228
Deferred loan and organization costs, net of accumulated
  amortization of $322,201..................................       890,818
Other assets................................................       444,237
                                                              ------------
          Total assets......................................  $ 16,465,329
                                                              ============

                     LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Note payable to bank......................................  $  7,126,830
  Accounts payable..........................................     1,595,643
  Accrued expenses..........................................       202,417
  Deferred revenue..........................................       291,605
                                                              ------------
          Total current liabilities.........................     9,216,495
                                                              ------------
Noncurrent liabilities:
  Other noncurrent liabilities..............................     2,279,623
  Payable to related parties................................    18,423,069
                                                              ------------
          Total noncurrent liabilities......................    20,702,692
                                                              ------------
          Total liabilities.................................    29,919,187
                                                              ------------
Commitments and contingencies (Note 8)
Minority interest -- USAC (Note 1)..........................       259,124
Members' deficit:
  Contributed capital.......................................     1,196,232
  Accumulated deficit.......................................   (14,909,214)
                                                              ------------
          Total members' deficit............................   (13,712,982)
                                                              ------------
          Total liabilities and members' deficit............  $ 16,465,329
                                                              ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997           1996
                                                              -----------    -----------
Telephony revenue...........................................  $   705,193    $    57,010
Cable revenue...............................................    1,888,280             --
Other revenue...............................................      127,820          1,397
                                                              -----------    -----------
          Total revenue.....................................    2,721,293         58,407
                                                              -----------    -----------
Cost of service -- telephony................................      365,362         40,749
Cost of service -- cable....................................      592,722             --
                                                              -----------    -----------
          Total cost of service.............................      958,084         40,749
                                                              -----------    -----------
          Gross profit (loss)...............................    1,763,209         17,658
                                                              -----------    -----------
Operating expenses:
  Customer support..........................................      426,471         53,331
  Other operating expenses..................................    2,519,825        292,564
  Sales and marketing.......................................      838,525        181,888
  General and administrative................................    2,865,608      1,983,862
  Depreciation and amortization.............................    1,343,543        209,711
                                                              -----------    -----------
          Total operating expenses..........................    7,993,972      2,721,356
                                                              -----------    -----------
Loss from operations........................................   (6,230,763)    (2,703,698)
                                                              -----------    -----------
Other income (expense):
  Interest income...........................................      133,177        355,365
  Interest expense..........................................   (3,104,809)    (1,111,156)
  Other income (expense)....................................     (111,712)            --
                                                              -----------    -----------
          Total other income (expense)......................   (3,083,344)      (755,791)
                                                              -----------    -----------
Loss before losses in equity investees and minority
  interests.................................................   (9,314,107)    (3,459,489)
Equity in losses of U.S. On-Line Cable, L.L.C...............           --       (783,594)
Minority interest in losses of U.S. On-Line Cable, L.L.C....      911,195             --
Minority interest in net income of subsidiary...............      (43,437)            --
                                                              -----------    -----------
          Net loss..........................................  $(8,446,349)   $(4,243,083)
                                                              ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                       TOTAL
                                                     CONTRIBUTED    ACCUMULATED       MEMBERS'
                                                       CAPITAL        DEFICIT         DEFICIT
                                                     -----------    ------------    ------------
Balances, January 1, 1996..........................  $1,196,232     $ (2,219,782)   $ (1,023,550)
Net loss...........................................          --       (4,243,083)     (4,243,083)
                                                     ----------     ------------    ------------
Balances, December 31, 1996........................   1,196,232       (6,462,865)     (5,266,633)
Net loss...........................................          --       (8,446,349)     (8,446,349)
                                                     ----------     ------------    ------------
Balances, December 31, 1997........................  $1,196,232     $(14,909,214)   $(13,712,982)
                                                     ==========     ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997           1996
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(8,446,349)  $ (4,243,083)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................    1,343,543        209,711
     Provision for doubtful accounts........................       25,121             --
     Minority interest in losses of U.S. On-Line Cable,
      L.L.C.................................................     (911,195)            --
     Minority interest in net income of subsidiary..........       43,437             --
     Gain on dissolution of joint venture...................      (23,629)            --
     Equity loss -- U.S. On-Line Cable, L.L.C...............           --        783,594
     Changes in operating assets and liabilities:
       Interest receivable -- U.S. On-Line Cable, L.L.C.....           --       (350,346)
       Subscriber receivables...............................     (304,992)       (15,976)
       Receivable from affiliates...........................       89,228       (106,667)
       Supply inventory.....................................     (223,961)            --
       Other current assets.................................      236,852         (4,044)
       Accounts payable and accrued expenses................      560,951         74,635
       Deferred revenue.....................................      206,168             --
       Interest payable to related parties..................    3,117,251        550,465
                                                              -----------   ------------
          Net cash used in operating activities.............   (4,287,575)    (3,101,711)
                                                              -----------   ------------
Cash flows from investing activities:
  Purchase of property and equipment........................     (258,016)    (4,817,897)
  Change in other assets....................................     (209,747)            --
  Payments for organization costs...........................           --        (43,257)
  Loan to U.S. On-Line Cable, L.L.C.........................           --     (6,002,143)
  Deferred acquisition costs................................           --         22,348
  Purchase of 50% interest in U.S. On-Line Cable, L.L.C.....           --     (2,059,993)
                                                              -----------   ------------
          Net cash used in investing activities.............     (467,763)   (12,900,942)
                                                              -----------   ------------
Cash flows from financing activities:
  Advances from related parties.............................      519,516     12,635,195
  Net change in obligations under leasing arrangement.......    2,279,623             --
  Borrowings under note payable to bank.....................    2,969,000      4,400,000
  Payments on note payable to bank..........................     (242,170)            --
  Loan costs................................................     (107,975)    (1,027,960)
                                                              -----------   ------------
          Net cash provided by financing activities.........    5,417,994     16,007,235
                                                              -----------   ------------
Net increase in cash and cash equivalents...................      662,656          4,582
Cash and cash equivalents, beginning of period..............      286,815             --
                                                              -----------   ------------
Cash and cash equivalents, end of period....................  $   949,471   $      4,582
                                                              ===========   ============
Non-cash financing activities:
  Acquisition of 50% interest in U.S. On-Line Cable, L.L.C.
     (Note 2)...............................................  $ 2,486,387   $         --
  Dissolution of Austin Cable Venture.......................  $   117,424   $         --

   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of U.S. OnLine Communications L.L.C. (the "LLC") and entities over which it has voting control. As described in Note 2, in 1997 the LLC gained voting control over U.S. On-Line Cable, L.L.C. ("Cable"). The LLC's investment in Cable is accounted for under the equity method for the year ended December 31, 1996. For the year ended December 31, 1997, the consolidated statement of operations includes revenues and expenses and the consolidated statement of cash flows includes sources and uses of cash of Cable as though voting control had been acquired at the beginning of the year and the minority interest in the losses of Cable is recognized from January 1, 1997 to September 7, 1997, the date USOL gained voting control over Cable. For the year ended December 31, 1996, the consolidated statements of operations include equity in losses of Cable from February 23, 1996 through December 31, 1996. Intercompany accounts and transactions are eliminated in consolidation.

     Minority interest in net income of subsidiary in 1997 represents the limited partner's proportionate share of the equity in the earnings of U.S. Austin Cable Associates I, Ltd. ("USAC"), a subsidiary of Cable. Although Cable does not have a majority ownership interest in USAC, USAC's financial statements have been fully consolidated with the financial statements of Cable to reflect the exercise of control by Cable. All significant intercompany balances have been eliminated in consolidation.

GOING CONCERN

     The LLC has incurred losses from operations since inception and management expects that the LLC will continue to incur operating losses for the foreseeable future. Revenues in 1998 will not be sufficient to fund the LLC's operating expenses, capital investment and other working capital needs.

     The accompanying financial statements have been prepared assuming the LLC will continue as a going concern. Losses, negative working capital and negative cash flows from operating and investing activities raise substantial doubt about the LLC's ability to continue as a going concern. The LLC's ability to make scheduled payments of principal of, or interest on, or to refinance its indebtedness depends on the availability of borrowing capacity, the success of its growth strategy and its future performance, and its ability to raise additional equity capital, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the LLC's control.

     As of December 31, 1997, the LLC's bank indebtedness approximated $7.2 million under a credit facility (the "Bank Credit Facility"). At December 31, 1997, the LLC had failed to comply with certain restrictive covenants under the Bank Credit Facility. Subsequent to the balance sheet date, the loan agreement was renegotiated. As amended, the Bank Credit Facility requires repayment of all amounts outstanding plus accrued but unpaid interest on October 15, 1998 and contains a number of significant covenants which, among other things, restrict the ability of the LLC and its subsidiaries to dispose of assets or merge, incur debt, pay distributions, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise engage in certain corporate activities. The breach of any of these covenants could result in a default under the Bank Credit Facility. In the event that any such default is not cured, the bank could elect to declare all amounts borrowed under the Bank Credit Facility, together with accrued interest and other fees, to be due and payable. There can be no assurance that the assets of the LLC would be sufficient to repay all borrowings under the Bank Credit Facility and the other creditors of the LLC in full. In addition, as a result of these covenants, the ability of the LLC to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the LLC may be prevented from engaging in transactions that might otherwise be considered beneficial to the LLC.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
GOING CONCERN (CONTINUED)
     The LLC had failed to make the required payments under operating lease agreements with T&W Funding Company V, L.L.C. ("T&W"), but the LLC obtained a deferment of all amounts due until March 31, 1998. On March 31, 1998, the LLC made payments totaling $393,375 to T&W, thereby bringing the LLC current with all amounts due under the respective leasing agreements.

     Successful implementation of the LLC's business plan will require significant expenditures to enable the LLC to compete with other cable television and telecommunications technologies and providers. In addition, if the LLC underestimates its capital or other expenditure requirements or overestimates future results of operations, the need for additional debt or equity financing may increase. By October 15, 1998, the LLC expects that it will need to renegotiate or replace the Bank Credit Facility, if it has not previously done so, or to obtain additional financing. The LLC's ability to secure additional debt or equity financing will be restricted by the terms of its outstanding indebtedness, including the Bank Credit Facility. The inability to obtain financing when required would have a material adverse effect on the LLC and the implementation of its growth strategy. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. On March 30, 1998, U.S. OnLine Communications, Inc., a company formed to acquire substantially all the assets and assume certain liabilities of the LLC, extended credit of $7,200,000 from the proceeds of its completed Private Placement to the LLC in the form of a 15% Convertible Promissory Note ("Pre-Acquisition Note") maturing on March 30, 1999. Through April 1998, the LLC has borrowed approximately $4.95 million of the available $7.2 million. Upon the closing of the Asset Acquisition, the Pre-Acquisition Note will be cancelled.

     In connection with an asset acquisition agreement dated March 27, 1998, the LLC has agreed to sell substantially all of its assets and certain liabilities to U.S. OnLine Communications, Inc. in return for a 10% promissory note in the amount of $3,000,000 and 800,000 shares of the common stock of U.S. OnLine Communications, Inc. The consummation of this transaction is dependent upon receipt of consents from various governmental regulatory bodies and certain entities with which the LLC has continuing commitments. The LLC has also entered into a merger agreement dated March 27, 1998 with Cable. Under the merger agreement, intercompany indebtedness owed by Cable to the LLC will be eliminated.

THE LLC

     The LLC was formed under a Limited Liability Company Agreement (the "LLC Agreement") dated June 21, 1995 as a Washington limited liability company for the purpose of providing telecommunications, cable television and related services to multi-unit housing developments, apartment complexes, condominium complexes and other similar residential developments. The LLC Agreement, as amended, terminates on December 14, 2025. The LLC provides services to subscribers in Austin, San Antonio and Dallas, Texas, Washington, D.C., and Denver, Colorado and, prior to March 6, 1998, to subscribers in Atlanta, Georgia (Note 12).

     The LLC was capitalized on October 31, 1995 with 1,666,667 shares of MIDCOM Communications Inc. ("MIDCOM") common stock with a market value of $25 million at October 31, 1995, valued for financial reporting purposes at approximately $1.2 million based upon the historical cost basis of the contributing members. The stock was contributed by Black Creek Limited Partnership (zero basis) and Madrona Ridge Limited Partnership ($1.2 million basis) (collectively, the "Contributing Members"). Prior to amendment on September 7, 1997, member interests were issued to certain persons or entities whose efforts in originating the business concept of the LLC or whose continued services to the LLC were considered to be essential to its economic success. Of the original 1,666,667 MIDCOM shares, 300,000 shares were transferred to Paul H. Pfleger, as nominee for Black Creek Limited Partnership, on December 19, 1996, and 1,366,667 shares remain

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
THE LLC (CONTINUED)
as contributed capital at December 31, 1996. At December 31, 1996, the Contributing Members' interests accounted for the total amount in members' equity.

     In general, and as described in greater detail in the LLC Agreement, through September 6, 1997, losses were allocated to the Class A members to the extent of their initial capital contributions with losses in excess of such investment allocated to the Class B members. On September 7, 1997, the remaining 1,366,667 MIDCOM shares were distributed to the Contributing Members, who thereafter ceased to be members of the LLC.

     As amended and restated on September 7, 1997, the LLC Agreement provides for a single class of members. In general, as described in greater detail in the amended LLC Agreement, income and losses are allocated to the members in an amount equal to the excess, if any, of the cumulative income over losses for all prior years, with the remaining difference, if any, to the members in accordance with their percentage interests, as defined in the LLC Agreement. A member will not be personally liable, solely by reason of being a member, for any debts or losses of the LLC beyond the member's debts or contributions, except as otherwise provided by law.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, which includes amounts for construction materials and direct labor. Depreciation is provided for using the straight-line method over ten years for cable systems and telephone equipment and five years for furniture and other equipment. When property and equipment is disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

CHANGE IN ESTIMATE

     During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change in accounting estimates was to decrease depreciation expense and net loss for 1997 by approximately $423,000.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Excess of cost over fair value of net assets acquired consists of goodwill related to the purchase of 100% of the membership interests of Cable during 1996 and 1997. The purchase price of $2,059,993 exceeded the fair value of net assets acquired in the amount of $4,335,024. Excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over the estimated future periods benefited of ten years.

     The LLC periodically evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. An impairment of goodwill is recognized when estimated undiscounted future cash flows generated by acquired businesses are determined to not be sufficient to recover goodwill. The amount of goodwill impairment, if any, is measured based on forecasted discounted cash flows using a discount rate reflecting the LLC's average cost of funds.

DEFERRED LOAN AND ORGANIZATION COSTS, NET

     Deferred loan and organization costs, net, at December 31, 1997, consists of loan costs amounting to $819,734 which are being amortized using the interest method over the four-year term of the loan and FCC

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED): license and organizational costs amounting to $71,084 which are being amortized using the straight-line method over five years.

SUPPLY INVENTORY

     Supply inventory consisted of various service and maintenance type items related to the LLC's transmission systems and are stated at the lower of cost (determined by the first-in, first-out method) or market.

INCOME TAXES

     The LLC is organized as a limited liability company and is classified as a partnership for federal, state and local income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of the LLC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The LLC evaluates the recoverability and useful lives of its system-related assets based upon current conditions. Because of the current stage of development of the LLC's business and technological nature of such assets, it is reasonably possible that the LLC's asset recoverability and useful life estimates will change in the near term.

REVENUE RECOGNITION

     Revenue from subscribers is recognized in the month that service is provided. Installation fees are recognized as revenue upon origination of service to subscribers. Costs incurred to obtain the subscriber are expensed as incurred.

ADVERTISING

     The LLC expenses the cost of advertising as it is incurred or the first time the advertising takes place. Advertising expense was approximately $92,242 and $26,000 for 1997 and 1996, respectively.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the LLC to concentrations of credit risk consist primarily of cash and cash equivalents, subscriber receivables and amounts due from affiliates and related parties. The LLC generally maintains its cash balances below federally insured limits. The collectibility of subscriber receivables can be impacted by economic trends within the LLC's markets.

     Financial instruments for which fair value approximates carrying value include cash and cash equivalents, receivables and accounts payable. The carrying value of the LLC's notes payable to bank and related party approximate fair value as they are subject to interest rates which increase and decrease with changes in market rates.

     The Company currently purchases long distance services from a single supplier, MCI Communications Corporation, Inc. ("MCI"), but does not have a written contract with MCI. The Company is in negotiations with MCI to obtain a written contract. If MCI were to terminate its provision of long distance services to the

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)
Company or were to change materially the terms under which the Company currently receives such services, the Company could be required to obtain long distance service from another source.

CASH EQUIVALENTS

     The LLC considers all highly liquid investments and time deposits with original maturity at time of purchase of three months or less to be cash equivalents. Cash and cash equivalents at the beginning of period are not the same as cash and cash equivalents at the end of the period due to the consolidation of Cable effective January 1, 1997.

YEAR 2000

     The LLC is taking actions to insure that its computer systems are capable of processing for the periods beginning January 1, 2000 and beyond. The costs associated with this matter are not expected to materially affect operating cash flow.

 2. INVESTMENT IN CABLE:

     On November 30, 1995, the LLC entered into an investment agreement (the "Agreement") with Cable, a Texas limited liability company, to purchase a 50% membership interest in Cable. Cable provides cable television services to multiple dwelling units primarily in Texas. As part of the Agreement, the LLC also acquired the rights and title to the U.S. OnLine name and service mark. On February 23, 1996, the LLC completed its purchase of a 50% membership interest in Cable under the Agreement for $2,000,000 plus acquisition expenses of $59,993.

     Under the Agreement, on September 7, 1997, the original members of Cable exercised an option to sell their remaining interest in Cable to the LLC in exchange for a 13% interest of the membership of the LLC, $1,157,000 (through the forgiveness of an existing $1,000,000 loan from Cable to such members plus 8.5% of such amount per annum from February 15, 1996 through the date of exercise) and any interests in ventures affiliated with the LLC, as specified in the option agreement. Upon exercise of this option, the LLC acquired the remaining 50% member interest in Cable, making it a wholly-owned subsidiary as of the exercise date. The acquisition was accounted for as a purchase.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996, which are based on certain estimates, assume the acquisition of Cable occurred on January 1, 1997 and 1996, respectively. This unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to be indicative of future operating results.

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Net revenue.......................................  $ 2,721,293    $   836,876
Net loss..........................................  $(9,977,220)   $(5,107,494)

     Cable and the LLC entered into a credit facility ("Credit Facility Agreement") on November 30, 1995 in the amount of $13 million whereby the LLC agreed to provide Cable with funding to build out additional cable systems. Interest compounds annually on the loan at 8.5%. Cable granted the LLC a security interest in its assets as collateral. Advances totaled $10,055,173 as of December 31, 1997. The advances are eliminated in consolidation at December 31, 1997.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 2. INVESTMENT IN CABLE: (CONTINUED)
     The excess of the cost of the LLC's investment over its share of the fair value of the reported underlying net assets of Cable, after eliminations, is being amortized over the estimated life of Cable's franchises of ten years. The amortized balance of such excess at December 31, 1997 was approximately $3,913,000.

 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS:

     In 1996, Cable formed USAC, a limited partnership of which Cable is the general partner and Savannah, Ltd. ("Savannah"), a California limited partnership, is the limited partner. Both partners have a 50% interest in the partnership. The partnership was established to design, develop, own, construct and manage private cable television receiving equipment and related services to serve eight apartment complexes located in Austin, Texas. Upon completion of the transmission system's construction and installation during 1996, the assets were contributed by Cable to the partnership, and Cable received a non-recourse note in the amount of $279,310 from Savannah for Savannah's portion of the required capital contribution. The note is collateralized by the assets of the partnership and has a term of five years. Principal and interest payments on the note were made during 1997 with Savannah's portion of the cash distributions of the partnership. The balance due under the note is $235,172 at December 31, 1997.

     The financial statements of USAC have been consolidated with those of Cable to reflect Cable's full control of USAC.

 4. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1997:

                                                                 1997
                                                              -----------
Cable systems...............................................  $ 7,138,295
Telephone switch equipment..................................    2,144,127
Furniture and fixtures......................................      788,237
                                                              -----------
                                                               10,070,659
Accumulated depreciation....................................   (1,322,096)
Construction in progress....................................      753,707
                                                              -----------
                                                              $ 9,502,270
                                                              ===========

Depreciation expense was approximately $778,000 and $177,000 for the years ended December 31, 1997 and 1996, respectively.

 5. INVESTMENT IN MIDCOM COMMUNICATIONS INC.:

     The LLC was capitalized through the initial contribution of shares of MIDCOM common stock by its contributing members (Black Creek Limited Partnership and Madrona Ridge Limited Partnership). Ownership of the MIDCOM stock enabled the LLC, indirectly through its members, to exercise significant influence over the operating and financial policies of MIDCOM. Although less than 10% of MIDCOM's outstanding common stock was held by the LLC, generally accepted accounting principles require that the equity method of accounting be used. Under the equity method, the carrying amount of the investment would be adjusted to report the LLC's proportionate share of the investee's earnings and losses. The amount of the adjustment would then be included in operations. The LLC's proportionate share of MIDCOM's net loss for the year ended December 31, 1995 exceeded the balance of the LLC's related investment account, thus the investment in MIDCOM was carried at zero at December 31, 1995. No losses have been reported in the LLC's

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 5. INVESTMENT IN MIDCOM COMMUNICATIONS INC.: (CONTINUED) statements of operations subsequent to December 31, 1995, as the LLC does not guarantee the debt or losses of MIDCOM. In 1997, MIDCOM filed for bankruptcy protection.

 6. NOTE PAYABLE TO BANK:

     As of December 31, 1997, the LLC had approximately $7.2 million outstanding under the Bank Credit Facility, with interest at the bank's prime rate (8.5% at December 31, 1997) plus two percent (2%). The Bank Credit Facility is collateralized by substantially all of the assets of the LLC, and the indebtedness is backed by certain personal guarantees, including that of the majority member. The LLC may borrow additional amounts up to a total of $8.0 million prior to March 31, 1998, subject to providing certain additional personal guarantees. In 1998, the agreement was amended requiring the LLC to obtain an aggregate of $6.0 million in new equity and/or debt by March 31, 1998, and an aggregate of $19.0 million in new equity and/or debt (inclusive of the $6.0 million by March 31, 1998) by August 15, 1998. All such indebtedness must be subordinated to the Bank Credit Facility. All principal and outstanding interest under the Bank Credit Facility is due and payable on October 15, 1998. As further consideration for the bank's entering into the revised loan agreement, U.S. OnLine Communications, Inc. granted the bank a warrant to purchase up to 75,000 shares of its common stock with an exercise price of $3.75 per share. U.S. Online Communications, Inc. expects to record original issue discount associated with the warrant of approximately $72,750, which will be amortized to interest expense over the expected term of the debt.

     At December 31, 1997, the LLC was not in compliance with certain restrictive covenants under the Bank Credit Facility. Although the LLC has received contingent waivers of these violations based on the LLC's ability to raise additional capital of $6.0 million, the entire balance outstanding to the bank has been classified as a current liability in the balance sheet due to the uncertainty concerning the LLC's ability to raise the capital.

 7. RELATED PARTY TRANSACTIONS:

     The LLC entered into various promissory note agreements with Paul H. Pfleger, a majority member of USOL, to fund start up costs. Interest accrued at a rate of The Wall Street Journal prime (8.5% at December 31, 1997) plus 2% compounded annually. As of December 31, 1997, the LLC had borrowed $13,854,988 under these note agreements. Such amounts plus $2,174,862 of accrued interest in 1997 have been included in payable to related parties. The entire principal balance, together with all accrued unpaid interest, are to be paid in full on or before November 1, 2000.

     Mr. Pfleger has entered into a guaranty and subordination agreement with the LLC whereby he has guaranteed the repayment of the loans under the Bank Credit Facility (see Note 6). In addition, Mr. Pfleger has agreed that repayment of amounts due him are subordinate to the loans under the Bank Credit Facility. Under the terms of such guaranty and subordination agreement, Mr. Pfleger receives a fee equal to .125% of the average daily outstanding balance of the Bank Credit Facility during such month and 6% of the amount of principal and interest outstanding on the promissory notes to Mr. Pfleger as of December 2 of each year during which the agreement is in effect. Under the terms of the agreement, $1,539,871 was due at December 31, 1997.

     An affiliate of the LLC provided management, administrative and consulting services to the LLC. These services include management consulting, risk management, employee benefit administration, legal, accounting and tax, management information systems and general office operations. The amounts paid to the affiliate for these services was $170,071 and $394,138 for the years ended 1997 and 1996, respectively. At December 31, 1997, $113,004 related to such services was included in payable to related parties.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 7. RELATED PARTY TRANSACTIONS: (CONTINUED)
     The LLC's CEO has a beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; the LLC's CEO is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by the LLC's CEO. Service revenues received by the LLC from these two properties was approximately $69,000 and $64,000 in 1997 and 1996, respectively.

     The LLC currently leases space for its corporate offices in Austin, Texas. The property is owned by a limited partnership, the general partner of which is a corporation owned by the LLC's CEO. The LLC's CEO is also a limited partner in the partnership. The LLC subleases a portion of the space to a company partially owned by the LLC's CEO. Net lease expense under the lease agreements was approximately $51,000 and $43,000 in 1997 and 1996, respectively.

 8. COMMITMENTS AND CONTINGENCIES:

     On July 14, 1995, the LLC entered into a $15 million purchase agreement (the "Purchase Agreement") with Digital Telecommunications, Inc. ("DTI") whereby the LLC acquired the exclusive right to purchase DTI's Digital Cross Connect equipment, Line Interface Modules and other equipment for multi-family applications. The Purchase Agreement, which expires July 31, 1998, was amended on August 1, 1996 to reduce the minimum required purchase amounts under the Purchase Agreement (the "Amended Agreement"). The LLC has purchased the majority of its equipment from this vendor and at December 31, 1997 had fulfilled its commitments under the Amended Agreement.

     The LLC has entered into various operating lease agreements for office and warehouse space, towers, microwave and headend equipment and office equipment. Future minimum rental commitments under all noncancelable operating leases are as follows:

                   FISCAL YEAR                        1997
                   -----------                     ----------
  1998...........................................  $  863,607
  1999...........................................   2,047,828
  2000...........................................   2,015,637
  2001...........................................   1,321,528
  2002...........................................     701,483
  Thereafter.....................................     608,937
                                                   ----------
                                                   $7,559,020
                                                   ==========

     Rental expense incurred in connection with these leases approximated $940,000 and $205,000 for the years ended December 31, 1997 and 1996, respectively.

REGULATORY MATTERS

     Two significant regulatory acts have affected, and will continue to affect, the telecommunications and CATV industries: the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Act") and the
Telecommunications Act of 1996 (the "1996 Act").

  Cable Television Consumer Protection and Competition Act of 1992

     The basic premise of the 1992 Act was to curb CATV consumer rates and improve customer service. This was to be accomplished by increasing competition among cable systems and alternative multi-channel video programming distribution technologies, making CATV programming services widely available to the

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
REGULATORY MATTERS (CONTINUED)
public through non-discriminatory distribution arrangements, and ensuring the economic viability of over-the-air broadcast television through mandatory carriage requirements.

     The 1992 Act's requirements extend to numerous areas of CATV operations. Some of the law's provisions apply only to certain types of multi-channel video programming distributors, while others affect all players involved in providing video programming.

     The 1992 Act re-regulates the industry, dramatically changing the way broadcasters, cable systems, local governments and programmers conduct business. While the Cable Communications Policy Act of 1984 took a general hands-off approach to cable, there now exist federal rules for almost all aspects of cablecasting, ranging from what broadcast stations must be carried and how they must be arranged to parameters for rate setting and minimum standards for customer service. The 1992 Act gave the FCC and state and local franchising authorities new power, while it placed new restrictions on cable operators and other video programming distributors in their dealings with programming vendors.

  Telecommunications Act of 1996

     The 1996 Act opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry, providing the LLC with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance market, introducing a number of substantial new competitors to the LLC in that market. On balance, management believes that the market-opening provisions of the 1996 Act are favorable to the LLC.

 9. EMPLOYEE BENEFIT PLAN:

     The LLC offers a Profit Sharing and 401(k) Salary Deferral Plan (the "Plan") to its employees. The Plan, available to all employees, permits them to defer a portion of their salary until future years. The LLC may make discretionary contributions to the Plan equal to 50% of the amount of each eligible employee's contribution up to 6% of the employee's compensation. Contributions to the Plan are available to employees upon termination, retirement, death or disability. The LLC contributed $238 to the Plan in 1996. The LLC did not make a contribution to the Plan in 1997.

10. INCOME TAXES:

     The LLC is organized as a limited liability company and is classified as a partnership for federal income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of the LLC. Accordingly, the LLC's financial statements include no provision for income taxes.

     Cable is subject to state taxes and utilizes the liability method of accounting for such taxes. Deferred taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     At December 31, 1997, Cable had deferred tax assets of approximately $210,977, primarily from net operating loss carryforwards, which expire within 3 to 5 years. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the deferred tax assets have been fully reserved due to the uncertainty of realization of the assets.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

11. SALE OF ATLANTA CONTRACTS AND EQUIPMENT:

     On March 6, 1998, the LLC executed a purchase agreement in which it agreed to sell its rights, title and interest in and to certain telecommunications agreements with multi-dwelling units in Atlanta, Georgia, including certain equipment and infrastructure for $400,000 in cash.

12. RECENTLY ISSUED ACCOUNTING STANDARDS:

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Adoption is required for interim and annual periods beginning after December 15, 1997. SFAS No. 130 requires that comprehensive income and its components, as defined in the Statement, be reported in the LLC's financial statements. Management does not believe that the adoption of this standard will have a significant impact on the LLC.

     Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). Adoption is required for interim and annual periods beginning after December 15, 1997. SFAS No. 131 requires certain information about operating segments to be reported in addition to disclosures related to products and services, geographic areas and major customers. Management has not yet determined the impact this standard will have on the LLC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members,
U.S. ON-LINE CABLE, L.L.C.

We have audited the accompanying consolidated statements of operations, changes in members' equity (deficit) and cash flows of U.S. On-Line Cable, L.L.C. and Subsidiaries ("Cable") for the year ended December 31, 1996. These consolidated financial statements are the responsibility of Cable's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of U.S. On-Line Cable, L.L.C. and Subsidiaries for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Cable will continue as a going concern. As discussed in Note 1 to the financial statements, Cable has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COOPERS & LYBRAND L.L.P.

Austin, Texas
February 21, 1997, except as to Notes 5
through 8 for which the date is
February 27, 1998, and Note 9, for which the date is March 27, 1998

                           U.S. ON-LINE CABLE, L.L.C.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cable revenue...............................................  $   777,490
Other revenue...............................................          979
                                                              -----------
          Total revenue.....................................      778,469
Cost of service.............................................      272,286
                                                              -----------
          Gross profit......................................      506,183
                                                              -----------
Operating expenses:
  Customer support..........................................      265,923
  Other operating expenses..................................      272,322
  Sales and marketing.......................................      321,831
  General and administrative................................      700,217
  Depreciation and amortization.............................      274,968
                                                              -----------
          Total operating expenses..........................    1,835,261
                                                              -----------
Loss from operations........................................   (1,329,078)
                                                              -----------
Other income (expense):
  Interest income...........................................      183,233
  Interest expense and other................................     (378,145)
  Management fees...........................................      100,152
  Loss from disposal of asset...............................           --
                                                              -----------
          Total other income (expense)......................      (94,760)
                                                              -----------
Loss before minority interest...............................   (1,423,838)
Minority interest in net income of subsidiary...............      (38,114)
                                                              -----------
          Net loss..........................................  $(1,461,952)
                                                              ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

         CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                NOTES         TOTAL
                                                 ACCUMULATED                 RECEIVABLE     MEMBERS'
                                   CONTRIBUTED    PREFERRED    ACCUMULATED      FROM         EQUITY
                                     CAPITAL       RETURN        DEFICIT       MEMBERS      (DEFICIT)
                                   -----------   -----------   -----------   -----------   -----------
Balances at January 1, 1996......  $ 1,238,000    $(115,000)   $  (612,419)  $(1,000,000)  $  (489,419)
Contributions from members.......    2,000,000           --             --            --     2,000,000
Accumulated preferred return.....           --      (32,455)            --            --       (32,455)
Distributions to members.........   (1,852,545)          --             --            --    (1,852,545)
Transfer of preferred return to
  deficit upon distribution......           --      147,455       (147,455)           --            --
Net loss.........................           --           --     (1,461,952)           --    (1,461,952)
                                   -----------    ---------    -----------   -----------   -----------
Balances at December 31, 1996....  $ 1,385,455    $      --    $(2,221,826)  $(1,000,000)  $(1,836,371)
                                   ===========    =========    ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $(1,461,952)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      274,968
     Loss from disposal of asset............................           --
     Minority interest in net income of subsidiary..........       38,114
     Changes in operating assets and liabilities:
       Subscriber receivables, net..........................     (148,557)
       Interest receivable..................................      (90,356)
       Other current assets.................................     (130,115)
       Receivable -- U.S. OnLine Communications L.L.C.......   (1,038,847)
       Accounts payable and accrued expenses................      458,200
       Subscriber deposits and deferred revenue.............       84,167
       Interest payable.....................................      352,828
                                                              -----------
          Net cash used in operating activities.............   (1,661,550)
                                                              -----------
Cash flows from investing activities:
  Increase in notes receivable from members.................           --
  Receipts on notes receivable -- other.....................       28,230
  Purchase of property and equipment........................   (4,222,069)
  Change in other assets, net...............................       18,446
                                                              -----------
          Net cash used in investing activities.............   (4,175,393)
                                                              -----------
Cash flows from financing activities:
  Advances under credit facility -- U.S. Online
     Communications L.L.C...................................    6,002,526
  Payments of installment indebtedness -- Austin Cable
     Venture................................................       (5,452)
  Contributions from members................................    2,000,000
  Distribution to members...................................   (1,852,545)
  Distribution to minority partner in U.S. Austin Cable
     Associates I, Ltd......................................      (52,995)
  Distribution of accumulated preferred return..............     (147,455)
                                                              -----------
          Net cash provided by financing activities.........    5,944,079
                                                              -----------
Net increase in cash and cash equivalents...................      107,136
Cash and cash equivalents, beginning of year................      175,097
                                                              -----------
Cash and cash equivalents, end of year......................  $   282,233
                                                              ===========
Noncash investing and financing activities:
  Increase in preferred return payable......................  $    32,455
                                                              ===========
  Investment in Austin Cable Venture (and related
     installment indebtedness)..............................  $     3,190
                                                              ===========
  Notes receivable -- other in exchange for assets
     contributed to U.S. Austin Cable Associates I, Ltd. on
     behalf of minority partner (Note 3)....................  $   279,310
                                                              ===========
  Transfer of property and equipment to U.S. OnLine
     Communications L.L.C...................................  $   867,874
                                                              ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. FORMATION AND BUSINESS DESCRIPTION:

     U.S. On-Line Cable, L.L.C. ("Cable") was formed effective May 11, 1994 as a limited liability company under the Texas Limited Liability Company Act to construct, own, maintain, improve, manage and operate microwave and SMA television systems. Cable currently provides service to subscribers in Austin, San Antonio and Dallas, Texas, Atlanta, Georgia and Denver, Colorado. Under its current charter, Cable's life is limited to 30 years from the effective date of the formation.

GOING CONCERN

     Cable has incurred losses from operations since inception and management expects that revenues for the foreseeable future will not be sufficient to fund its operating expenses, capital investments and other working capital needs.

     The accompanying financial statements have been prepared assuming Cable will continue as a going concern. Losses, negative working capital and negative cash flows from operating and investing activities raise substantial doubt about Cable's ability to continue as a going concern. Management is currently in the process of negotiating equity financing for Cable. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cable and its subsidiaries, San Antonio Cable Associates I ("SACA") in 1995 and U.S. Austin Cable Associates I, Ltd. ("USAC") in 1996. Although Cable does not have a majority interest in either of these entities, their financial statements have been fully consolidated with the financial statements of Cable to reflect the exercise of control by Cable. All significant intercompany balances and transactions have been eliminated in consolidation.

     Minority interest in 1996 represents the limited partner's proportionate share of the equity in the earnings of USAC.

     Cable accounts for its investment in Austin Cable Venture under the equity method of accounting. The investment is being amortized over the seven year life of the underlying assets.

     See Note 3 for further information regarding joint ventures and partnerships.

CASH EQUIVALENTS

     Cable considers all highly liquid investments and time deposits with an original maturity at time of purchase of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Cable television distribution systems are accounted for at cost and are depreciated using the composite method over a seven year life. All other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. When property and equipment is disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

     Construction in progress is reclassified to a particular system as that system is completed and placed in service. Construction in progress includes internal and external costs incurred in the construction of the cable television distribution systems. Internal costs include direct labor and construction overhead costs.

                           U.S. ON-LINE CABLE, L.L.C.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
REVENUE RECOGNITION

     Revenue from subscribers is recognized in the month that service is provided. Installation fees are recognized as revenue upon origination of service to subscribers. Costs incurred to obtain the subscriber are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of expense during the reporting period. Actual results could differ from those estimates. Cable evaluates the recoverability and useful lives of its system related assets based upon current conditions. Because of the current stage of development of Cable's business and technological nature of such assets, it is reasonably possible that Cable's asset recoverability and useful life estimates will change over time.

YEAR 2000

     Cable is taking actions to ensure that their computer systems are capable of processing for the periods beginning January 1, 2000 and beyond. The costs associated with this matter are not expected to materially affect operating cash flow.

 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS:

     On February 4, 1995, Cable entered into a joint venture agreement with Apartment Multimedia I, L.L.C. ("Multimedia") for equal 50% ownership interests in SACA, a general partnership. SACA was established to design, develop, own, construct and manage private cable television equipment and services for three apartment complexes in San Antonio, Texas. Cable transferred $196,812 in newly constructed cable television and video system assets to SACA in exchange for a non-recourse note receivable from SACA. Expenses for the operation and management of the system are accrued and paid by SACA. These expenses include management fees which were paid to Cable for various operational and administrative costs. The intercompany note, income and expense were eliminated from these financial statements. Any excess cash flow, as defined in the joint venture agreement, is applied to service the debt to Cable. The financial statements of SACA have been fully consolidated with Cable to reflect the exercise of control and the extent of risk retained by Cable with respect to the contributed assets.

     SACA was dissolved on February 2, 1996. The contractual rights to provide cable service were distributed to Multimedia and then transferred to the separate owners of each of the apartment locations receiving cable service. As part of the transaction, the existing cable service agreement was canceled. The apartment owners subsequently entered into separate service agreements with Cable for a percentage of the gross revenues. All assets other than the contract rights were distributed to Cable upon dissolution of SACA. Cable assumed all liabilities and obligations of SACA.

     In May 1995, Cable and Multitechnology Services, L.P. ("MTS") formed the Austin Cable Venture to construct, own, maintain, improve, manage, operate, lease, and otherwise use a transmission system in the Austin, Texas area. MTS made the initial capital contributions of $6,380 and $247,774 during 1996 and 1995, respectively, to fund the construction of the transmission system, which was substantially completed during December 1995. For use of the transmission system, Cable is obligated to pay 50% of the initial capital costs amortized over 180 monthly installments at a 10% interest rate. Cable will also be charged for 50% of the operating/managing costs incurred and any agreed upon upgrades to the system. The transmission system is solely for the partners and their affiliates use in their operations. Cable has accounted for the Austin Cable Venture using the equity method, recognizing 50% of the initial capital cost as an investment and installment

                           U.S. ON-LINE CABLE, L.L.C.

 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS (CONTINUED):
indebtedness. The investment will be amortized over the seven year life of the underlying assets. As the assets were not completed until the end of 1995, no amortization expense was recognized in 1995. Amortization expense recognized in 1996 was $18,154.

     In 1996, Cable formed USAC, a limited partnership of which Cable is the general partner and Savannah, Ltd. ("Savannah"), a California limited partnership, is the limited partner. Both partners have a 50% interest in the partnership. The partnership was established to design, develop, own, construct and manage private cable television receiving equipment and related services to serve eight apartment complexes located in Austin, Texas. Upon completion of the transmission system's construction and installation during 1996, the assets were contributed by Cable to the partnership, and Cable received a non-recourse note in the amount of $279,310 from Savannah for Savannah's portion of the required capital contribution. The note is collateralized by the assets of the partnership and has a term of five years. Principal and interest payments on the note were made during 1996 with Savannah's portion of the cash distributions of the partnership. The balance due under the note at December 31, 1996 is $251,080.

     The financial statements of USAC have been consolidated with those of Cable to reflect Cable's full control of USAC.

 4. INCOME TAXES:

     Cable is organized as a limited liability company and is classified as a partnership for federal income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of Cable. Accordingly, Cable's financial statements include no provision for income taxes.

     Cable is, however, subject to state taxes and utilizes the liability method of accounting for such taxes. Deferred taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 5. COMMITMENTS AND CONTINGENCIES:

     Cable also has operating leases for office space, roof rentals, head ends and transmission facilities. Rental expenses incurred in connection with these leases approximated $91,000 and $42,000 for the years ended December 31, 1996 and 1995.

     Future minimum lease payments due under noncancelable operating leases are as follows:

             YEAR ENDING DECEMBER 31,                 1996
             ------------------------               --------
1997..............................................  $164,016
1998..............................................   113,832
1999..............................................    81,934
2000..............................................    30,750
2001..............................................    14,280
Thereafter........................................    10,800
                                                    --------
                                                    $415,612
                                                    ========

                           U.S. ON-LINE CABLE, L.L.C.

 5. COMMITMENTS AND CONTINGENCIES (CONTINUED):
PROGRAMMING

     Cable has various contracts to obtain basic and premium programming from program suppliers whose compensation is typically based on a fixed fee per subscriber. Cable has negotiated programming agreements with premium service suppliers that offer cost incentives to Cable under which premium unit prices decline as certain premium service growth thresholds are met. In addition to volume pricing discounts, some program suppliers offer marketing support to Cable in the form of advertising funds, promotional materials, rebates and other incentives. Cable's programming contracts are generally for a fixed period of time, typically three to five years, and are subject to negotiated renewal.

REGULATORY MATTERS

     Two significant regulatory acts have affected, and will continue to affect, the telecommunications and CATV industries: the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Act") and the
Telecommunications Act of 1996 (the "1996 Act").

  Cable Television Consumer Protection and Competition Act of 1992

     The basic premise of the 1992 Act was to curb CATV consumer rates and improve customer service. This was to be accomplished by increasing competition among cable systems and alternative multi-channel video programming distribution technologies, making CATV programming services widely available to the public through non-discriminatory distribution arrangements, and ensuring the economic viability of over-the-air broadcast television through mandatory carriage requirements.

     The 1992 Act's requirements extend to numerous areas of CATV operations. Some of the law's provisions apply only to certain types of multi-channel video programming distributors, while others affect all players involved in providing video programming.

     The 1992 Act re-regulates the industry, dramatically changing the way broadcasters, cable systems, local governments and programmers conduct business. While the Cable Communications Policy Act of 1984 took a general hands-off approach to cable, there now exist federal rules for almost all aspects of cablecasting, ranging from what broadcast stations must be carried and how they must be arranged to parameters for rate setting and minimum standards for customer service. The 1992 Act gave the FCC and state and local franchising authorities new power, while it placed new restrictions on cable operators and other video programming distributors in their dealings with programming vendors.

  Telecommunications Act of 1996

     The 1996 Act opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry, providing Cable with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance market, introducing a number of substantial new competitors to Cable in that market. On balance, management believes that market-opening provisions of the 1996 Act are favorable to Cable.

 6. CAPITAL AND ALLOCATION OF EARNINGS/LOSSES:

     On November 30, 1995, Cable entered into an investment agreement with U.S. OnLine Communications L.L.C. (the "LLC"). During February of 1996, regulatory approval was obtained and the LLC transferred $2 million to Cable in exchange for a 50% interest in Cable. In accordance with the investment agreement, Cable distributed the proceeds as follows: $1,779,513 went to the original members as return of capital,

                           U.S. ON-LINE CABLE, L.L.C.

 6. CAPITAL AND ALLOCATION OF EARNINGS/LOSSES (CONTINUED):
$147,455 was paid to an original member in satisfaction of his accumulated preferred return, and $73,032 was used to cover the legal expenses associated with the transaction. The annual accumulated preferred return was paid to a certain original member in the amount of 12% of his initial capital contribution adjusted for available cash in accordance with the First Amended and Restated Regulations of Cable. At December 31, 1995, $115,000 was accrued for payment of this preferred return.

     Upon closing of the investment agreement, an Option/Put Agreement was executed granting the original members of Cable an option (the "Option") to purchase from the LLC 15% of the original members' interest of the LLC owned at the time of exercise. The Option was exercised during 1997, through the transfer to the LLC of the original members' interests aggregating 50% of Cable. In addition to the LLC interests, the original members will be entitled to receive $1,000,000 at 8.5% compounded annually from the date of the Option/Put Agreement. This payment will be required to repay all outstanding amounts remaining under the loan to the original members discussed in Note 7.

     Capital accounts are maintained for each member and adjusted for contributions, distributions, and allocations of profits and losses. Profits are allocated first to members who have been allocated losses to the extent of those losses; next to the extent of any cumulative priority return; and last to the members in accordance with their ownership ratios. Losses are allocated first to the members to the extent of the accumulated profits allocated to each member. The balance is allocated to the members having positive capital account balances in accordance with their ownership ratios. Any losses that cannot be allocated due to insufficient positive capital account balances will be allocated to members in accordance with their ownership ratios.

 7. RELATED PARTY TRANSACTIONS:

     During 1996 and 1995, Cable incurred management fees from CS Management, Inc. ("CSM") for management and other administrative functions. Certain of Cable's original members are equitable owners and/or officers of CSM. In addition, Cable subleases office space from CSM. Rent expense paid to CSM during 1996 and 1995 was $32,000 and $13,000, respectively.

     Cable's CEO has a beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; Cable's CEO is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by Cable's CEO.

     As stipulated by the investment agreement, discussed in Note 6, the initial advance of $1 million under the Credit Facility was subsequently loaned to the original members during 1995 at an interest rate of 8.5% per annum and recorded as a note receivable on Cable's books. This initial advance under the Credit Facility was jointly and severally guaranteed by the original members. The Option discussed in Note 6 was exercised by the original members in 1997, and effective September 7, 1997, the LLC acquired the remaining 50% member interests in Cable, making Cable a wholly-owned subsidiary of the LLC as of that date.

     During 1996, Cable began providing administrative, operational and sales and marketing on behalf of the LLC. Cable records a receivable for expenses incurred directly related to the LLC. Expenses that are incurred on behalf of both companies are allocated to the LLC based on ratios agreed upon by management of both companies. Expenses allocated to the LLC, net of direct expenses charged, amounted to $969,689 for the year ended December 31, 1996. As such, the results of operations presented herein may not reflect actual results of operations of Cable had Cable operated autonomously from the LLC. As of December 31, 1996, the receivable from the LLC was approximately $1,907,000. In addition, Cable signed a consulting agreement with the LLC whereby Cable provides services of certain executives of Cable to the LLC in exchange for a

                           U.S. ON-LINE CABLE, L.L.C.

 7. RELATED PARTY TRANSACTIONS (CONTINUED):
fee. Management fees recorded during 1996 in conjunction with this consulting agreement were approximately $90,000.

 8. SALE OF ATLANTA CONTRACTS AND EQUIPMENT:

     On March 6, 1998, Cable executed a purchase agreement in which it agreed to sell its rights, title and interest in and to certain telecommunications agreements with multi-dwelling units in Atlanta, Georgia, including certain equipment and infrastructure for $400,000 in cash.

 9. MERGER WITH U.S. ONLINE COMMUNICATIONS L.L.C.:

     On March 27, 1998, Cable agreed to merge with and into the LLC and following the merger, will cease to exist as a separate entity.

                        U.S. ONLINE COMMUNICATIONS, INC.

                            UNAUDITED BALANCE SHEET
                                 MARCH 5, 1998

                                     ASSETS

                                                                ACTUAL
                                                              -----------
          Total assets......................................  $        --
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and contingencies (Note 2)
Stockholders' equity:
  Preferred Stock, $.001 par value, 1,000,000 shares
     authorized; no shares issued or outstanding............  $        --
  Common Stock, $.001 par value; 20,000,000 shares
     authorized; no shares issued or outstanding............           --
                                                              -----------
          Total stockholders' equity........................           --
                                                              -----------
          Total liabilities and stockholders' equity........  $        --
                                                              ===========

    The accompanying notes are an integral part of this financial statement.

                        U.S. ONLINE COMMUNICATIONS, INC.

                   NOTES TO THE UNAUDITED FINANCIAL STATEMENT

 1. FORMATION AND BUSINESS DESCRIPTION:

     U.S. OnLine Communications, Inc. (the "Company"), a Delaware corporation, was incorporated on March 5, 1998 in anticipation of an initial public offering of the Company's common stock (the "Offering"). Prior to consummation of the Offering, the Company will acquire substantially all of the assets and certain of the liabilities of U.S. OnLine Communications L.L.C. (the "LLC"), a Washington limited liability company, and its subsidiaries (the "Asset Acquisition").

     Following the Asset Acquisition, the Company will market and provide cable television and enhanced local and long distance telecommunications services, collectively referred to as residential multi-tenant services to multifamily dwelling units ("MDUs") such as apartment complexes, condominiums and other concentrated residential sites. The Company will target demographically appealing MDUs clustered in growing geographic regions and serve MDUs located in Austin, San Antonio, Dallas-Fort Worth, Denver and the Washington, D.C. metropolitan area.

 2. SUBSEQUENT EVENTS

INTERIM FINANCING

     On March 31, 1998, the Company closed on the sale of 622,667 shares of common stock at $3.75 per share and the placement of $2,335,000 of 15% Convertible Senior Subordinated Promissory Notes (the "Interim Notes"), for total proceeds of $4,670,000, with associated issuance costs of $739,641. Subsequent to March 31, 1998, the Company closed on the sale of 244,000 additional shares of common stock at $3.75 per share and the placement of $915,000 of Interim Notes, for total proceeds of $1,830,000, reduced by issuance costs of $255,634 (collectively, the "Interim Financing").

     The Interim Notes mature on the earlier of (i) March 29, 1999, (ii) the day after an initial public offering of the Company's common shares, or (iii) the date of closing of a sale of the Company's Common Stock with gross proceeds of at least 125% of the principal balance outstanding of the Interim Notes. Interest on the Interim Notes is payable quarterly commencing on July 1, 1998. The Interim Notes will be subordinated to bank debt following the Asset Acquisition, and will rank pari passu with the $3,000,000 10% promissory note (the "Asset Acquisition Note") owed to LLC as part of the Asset Acquisition. If the Company fails to make principal payments when due, the holders of the Interim Notes may convert their holdings into common stock of the Company such that the holders of the Interim Notes will have at least 75%, on a fully diluted basis, of the total voting and economic control in the Company

     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, L.L.C. ("Aspen") (i) a $1,500,000 14% senior subordinated promissory note (the "Aspen Note"), maturing in March 2001, ad (ii) a warrant to purchase 100,000 shares of Common Stock at a purchase price of $3.75 per share which the Company has valued at $97,000. Total issuance costs, including the warrant value, for the Aspen Note aggregate $427,725. Interest is payable quarterly beginning July 1, 1998. The terms of the Aspen Note give Aspen the right, at its election, to designate two representatives on the Company's board of directors prior to the consummation of the Offering, and one representative after consummation of the Offering, until the Aspen Note is paid in full.

LOAN COMMITMENT TO THE LLC

     Between the date of the closing of the Interim Financing and the effective date of the Offering, the Company agreed to loan up to $7,200,000 of the proceeds of the Interim Financing to fund the operations of the LLC, evidenced by a 15% convertible promissory note (the "Pre-Acquisition Note") maturing on March 30, 1999. Borrowings under the agreement are convertible under certain conditions as set forth in the agreement into interests in the LLC such that the Company will have at least 75%, on a fully diluted basis, of the total voting and economic control in the LLC. The Pre-Acquisition Note will be canceled upon closing of

                        U.S. ONLINE COMMUNICATIONS, INC.

 2. SUBSEQUENT EVENTS (CONTINUED)
LOAN COMMITMENT TO THE LLC (CONTINUED)
the Asset Acquisition (see Note 5). Subsequent to March 5, 1998, approximately $4.95 million has been advanced to the LLC.

COMMITMENTS AND CONTINGENCIES

     The Company has agreed to purchase substantially all of the assets and to assume certain of the liabilities of the LLC pursuant to an asset acquisition agreement dated March 27, 1998, in exchange for 800,000 shares of the Company's Common Stock, the Asset Acquisition Note, and cancellation of all indebtedness under the Pre-Acquisition Note. The Asset Acquisition Note bears interest at the rate of 10% per annum and is payable in three equal installments. The first installment is to be paid the day after consummation of the Offering and the remaining two installments are to be paid on the first and second anniversaries of the first payment. Following the Asset Acquisition, the LLC will have no independent business operations.

     The Company will assume the LLC's operating leases for office space, roof rentals, head ends and transmission facilities.

RELATED PARTY TRANSACTIONS

     Subsequent to March 5, 1998, the Company entered into employment and noncompetition agreements with certain officers of the Company. The chief executive officer's employment agreement has an initial term of five years and provides for a 1998 base compensation of $150,000. The chief financial officer's employment agreement has an initial term of three years and provides for a 1998 base compensation of $125,000. Both officers will be eligible for performance bonuses of up to 50% of their base salary in the event that performance criteria set by the board of directors are met. The agreements contain provisions providing severance benefits, including payments upon a "change in control" (as defined therein), indemnification and certain termination provisions. In the event of termination for any reason, both officers have agreed not to compete with the Company, not to disclose any of the confidential information of the Company, and to assign to the Company any interest in proprietary information. Substantially all of both officers' time is spent managing the Company.

     The Company's Chief Executive Officer has beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; the Company's Chief Executive Officer is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by the Company's Chief Executive Officer.

     The LLC currently subleases space for its corporate offices in Austin, Texas. The property is owned by a limited partnership, the general partner of which is a corporation owned by the Company's Chief Executive Officer. The Company's Chief Executive Officer is also a limited partner in the partnership. The LLC subleases a portion of the space from a company partially owned by the Company's Chief Executive Officer.

 3. CAPITAL STOCK:

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $.001 par value. At March 5, 1998, there are no outstanding shares of common or preferred stock. As of March 5, 1998, the date of incorporation, the initial capitalization funding had not occurred.

                        U.S. ONLINE COMMUNICATIONS, INC.

 3. CAPITAL STOCK: (CONTINUED)
1998 RESTRICTED STOCK AWARD PLAN

     The 1998 Restricted Stock Award Plan (the "1998 Restricted Award Plan") was adopted on March 24, 1998 by the board of directors of the Company to provide incentives to attract and retain key employees and directors. The board of directors administers the plan, under which the Company can issue up to 500,000 shares of Common Stock to key employees designated by the board of directors, with the Company generally having a right to repurchase a declining number of the shares at a price of $0.01 per share if the employee terminates his or her employment before March 1, 2001. As of March 10, 1998, all 500,000 shares of Common Stock under the plan had been issued. During the restricted period, shares subject to restriction may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, unless they have been offered to the Company for repurchase at the original issuance price ($.001). At March 24, 1998, 500,000 shares were awarded to key employees and directors under the 1998 Restricted Award Plan, of which 120,000 shares were fully vested at the date of award.

1998 NON-QUALIFIED STOCK OPTION AND INCENTIVE STOCK OPTION PLAN

     Under the Company's 1998 Non-Qualified Stock Option and Incentive Stock Option Plan (the "1998 Stock Option Plan"), which was adopted in March 1998, up to 1,000,000 options may be granted for the purchase of Common Stock, pursuant to actions by the board of directors, to eligible participants. Options granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the board of directors as specified in each option agreement. Incentive stock options granted under the 1998 Stock Option Plan are at prices not less than 100% of the fair value at the date of grant, as determined by the board of directors. Nonstatutory options granted under the 1998 Stock Option Plan are at prices not less than 85% of the fair value on the date of the grant, as determined by the board of directors. Stock options granted to a 10% stockholder shall not be less than 110% of the fair value at the date of grant. Options granted generally vest over a period of six years, and some are subject to acceleration upon the occurrence of specified performance criteria. All options granted become immediately exercisable upon the occurrence of certain events including, without limitation, a merger, acquisition or change in control. The term of the 1998 Stock Option Plan is ten years.

     The Company has reserved 1,000,000 shares of common stock for issuance under the Option Plan. Options to purchase 495,000 shares of common stock were granted at an exercise price of $3.75 per share on April 1, 1998. The Company will apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for the 1998 Stock Option Plan. Accordingly, no compensation expense will be recognized for the options granted on April 1, 1998 under the 1998 Stock Option Plan.

     A summary of the status of the Company's fixed stock option plan for grants subsequent to March 5, 1998 is presented below:

                                                                         WEIGHTED-AVERAGE
                       FIXED OPTIONS                           SHARES     EXERCISE PRICE
                       -------------                          --------   ----------------
Granted.....................................................   495,000        $ 3.75
Exercised...................................................        --            --
Forfeited...................................................        --            --
                                                              --------        ------
Outstanding and exercisable.................................   495,000
Weighted-average fair value of options granted during the
  period....................................................  $   3.75

                        U.S. ONLINE COMMUNICATIONS, INC.

 3. CAPITAL STOCK: (CONTINUED)
     The following table summarizes information about fixed stock options outstanding:

                                                                                              OPTIONS
                                                                OPTIONS OUTSTANDING         EXERCISABLE
                                                           ------------------------------   -----------
                                                                         WEIGHTED-AVERAGE
                                                             NUMBER         REMAINING         NUMBER
                     EXERCISE PRICES                       OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
                     ---------------                       -----------   ----------------   -----------
$3.75....................................................    495,000         10 yrs.          495,000
                                                            --------         -------         --------
Number outstanding.......................................    495,000                          495,000
                                                            ========                         ========

WARRANTS

     In connection with a lending arrangement between the LLC and a commercial bank, the Company granted the lender a warrant on March 30, 1998 to purchase an aggregate of 75,000 shares of the Company's common stock at an exercise price of $3.75 per share. The warrant is exercisable for a period of five years. Deferred loan costs of $72,750, approximating the fair value of the warrant, will be recorded as an asset pending the acquisition of assets and assumption of the bank debt from the LLC.

======================================================

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other then the securities offered by this Prospectus or any offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    7
Use of Proceeds............................   11
Dividend Policy............................   11
Dilution...................................   12
Capitalization.............................   13
Selected Consolidated Financial Data.......   14
Unaudited Pro Forma Financial
  Information..............................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   21
Business...................................   26
Management.................................   38
Certain Transactions.......................   41
Principal Stockholders.....................   42
Description of Capital Stock...............   43
Shares Eligible for Future Sale............   44
Underwriting...............................   46
Legal Matters..............................   47
Experts....................................   47
Additional Information.....................   48
Glossary of Industry Terms.................   49
Index to Financial Statements..............  F-1

                            ------------------------

  UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                3,333,333 SHARES

                        U.S. ONLINE COMMUNICATIONS, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            BARINGTON CAPITAL GROUP
                                          , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Corporation Law ("Delaware Corporation Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements with its officers and directors. The Underwriting Agreement also provides for cross-indemnification among the Company and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee*........  $ 15,234
NASD Filing Fee*............................................  $  5,664
Nasdaq Listing Fee *........................................  $ 48,750
Legal Fees and Expenses.....................................  $200,000
Accountants' Fees and Expenses..............................  $120,000
Blue Sky Filing and Counsel Fees and Expenses...............  $      +
Printing and Engraving Expenses.............................  $ 75,000
Transfer Agent and Registrar Fees...........................  $      +
Directors' and Officers' Insurance Expenses.................  $      +
                                                              --------
Miscellaneous Expenses......................................  $      +
                                                              --------
          Total.............................................  $      +
                                                              ========

---------------
* All expenses other than the Commission registration fee, the NASD filing fee and the Nasdaq National Market fee are estimated.
+ Not presently known.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since its incorporation on March 5, 1998, the Registrant has sold the following unregistered securities:

          (1) On April 15, 1998, the Company completed an interim financing of 65 Units to 79 accredited investors, in reliance upon Section 4(2) and Rule
     506. Each Unit consists of one 15% subordinated promissory note and 13,333.33 shares of Common Stock. The aggregate amount received for sale of these securities was $6,500,000.

          (2) On March 30, 1998, the Company completed an interim financing to Aspen OnLine Investments, LLC, an accredited investor, consisting of a 14% subordinated promissory note and warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.75 per share. The Company received $1,500,000 in exchange for the note. The Company relied upon Section 4(2) and Rule 506 for the sale.

          (3) On March 30, 1998, as part of the interim financing of the Company, in consideration for services rendered, Aspen OnLine Investments, LLC received a warrant to purchase 100,000 shares of Common Stock at an exercise price of $3.75 per share. The Company relied upon Section 4(2) for the sale.

          (4) On March 30, 1998, Silicon Valley Bank, an accredited investor, in consideration for banking services rendered, received a warrant to purchase 75,000 shares of Common Stock at an exercise price of $3.75 per share. The Company relied upon Section 4(2) for the sale.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    NUMBER                           DESCRIPTION
    ------                           -----------
     1.1*    Form of Underwriting Agreement
     1.2*    Form of Representative's Option
     2.1     Agreement and Plan of Merger between U.S. On-Line Cable,
             L.L.C. and U.S. OnLine Communications L.L.C. dated March 27,
             1998
     2.2     Asset Acquisition Agreement between U.S. OnLine
             Communications L.L.C., as seller, and the Company, as buyer, dated March 27, 1998
     3.1     Certificate of Incorporation
     3.2     Bylaws
     4.1*    Specimen of Common Stock Certificate
     5.1*    Opinion and Consent of Graham & James LLP/Riddell Williams
             P.S.
     9.1     Voting Agreement between the Company, U.S. OnLine
             Communications, L.L.C., Donald E. Barlow, Robert G. Solomon
             and Aspen OnLine Investments, LLC dated March 30, 1998
    10.1     1998 Non-Qualified Stock Option and Incentive Stock Option
             Plan
    10.2     1998 Restricted Stock Award Plan
    10.3     Form of 10% Convertible Subordinated Promissory Note in the
             principal amount of $3,000,000 provided by the Company to
             U.S. OnLine Communications L.L.C.
    10.4     Form of 15% Promissory Note in the principal amount of up to
             $7,200,000 provided by U.S. OnLine Communications L.L.C. to the Company
    10.5*    14% Convertible Promissory Note in the principal amount of
             $1,500,000 provided by the Company to Aspen OnLine
             Investments, LLC, dated March 30, 1998
    10.6     Form of 15% Convertible Promissory Notes issued by the
             Company in the Interim Financing
    10.7     Aspen Online Investments, LLC warrant to purchase 100,000
             shares of Common Stock, dated March 30, 1998
    10.8     Form of Barington Capital Group, L.P. warrant to purchase
             shares of Common Stock
    10.9     Form of Registration Rights Agreement between the Company
             and certain stockholders
    10.10*   Silicon Valley Bank Credit Facility
    10.11*   Form of Subordination Agreement between Silicon Valley Bank and creditors
    10.12    Employment and Noncompetition Agreement between the Company and Robert G. Solomon, dated March 26, 1998
    10.13    Employment and Noncompetition Agreement between the Company and Donald E. Barlow, dated March 26, 1998
    11.1*    Statement regarding computation of earnings per share
    15.1*    Letter on Unaudited Interim Financial Information
    21.1     Subsidiaries of the Company
    23.1*    Consent of Graham & James LLP/Riddell William P.S. (included in Exhibit 5.1)
    23.2.1   Consent of Coopers & Lybrand (Cable)
    23.2.2   Consent of Coopers & Lybrand (LLC)

    NUMBER                           DESCRIPTION
    ------                           -----------
    24.1     Power of Attorney (included in signature page)
    27.1     Financial Data Schedule

---------------
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULE

     Attached as Exhibit 27.1

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in this Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate

        Offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 (sec. 239.13 of this chapter) or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 4, 1998.

                                          U.S. ONLINE COMMUNICATIONS, INC.

                                          By: /s/ ROBERT G. SOLOMON

                                            ------------------------------------
                                                     Robert G. Solomon
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
G. Solomon and Donald E. Barlow, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and ever act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.

                      SIGNATURE                                        TITLE                     DATE
                      ---------                                        -----                     ----

                /s/ ROBERT G. SOLOMON                    Chairman of the Board Chief          May 4, 1998
-----------------------------------------------------    Executive Officer, Director
                  Robert G. Solomon

                /s/ DONALD E. BARLOW                     President Chief Financial Officer    May 4, 1998
-----------------------------------------------------    (Principal Financial and
                  Donald E. Barlow                       Accounting Officer)

                                 EXHIBIT INDEX

                                                                           SEQUENTIALLY
                                                                             NUMBERED
    NUMBER                           DESCRIPTION                               PAGE
    ------                           -----------                           ------------
     1.1*    Form of Underwriting Agreement..............................
     1.2*    Form of Representative's Option.............................
     2.1     Agreement and Plan of Merger between U.S. On-Line Cable,
             L.L.C. and U.S. OnLine Communications L.L.C. dated March 27,
             1998........................................................
     2.2     Asset Acquisition Agreement between U.S. OnLine
             Communications L.L.C., as seller, and the Company, as buyer, dated March 27, 1998........................................
     3.1     Certificate of Incorporation................................
     3.2     Bylaws......................................................
     4.1*    Specimen of Common Stock Certificate........................
     5.1*    Opinion and Consent of Graham & James LLP/Riddell Williams
             P.S.........................................................
     9.1     Voting Agreement between the Company, U.S. OnLine
             Communications, L.L.C., Donald E. Barlow, Robert G. Solomon
             and Aspen OnLine Investments, LLC dated March 30, 1998......
    10.1     1998 Non-Qualified Stock Option and Incentive Stock Option
             Plan........................................................
    10.2     1998 Restricted Stock Award Plan............................
    10.3     Form of 10% Convertible Subordinated Promissory Note in the
             principal amount of $3,000,000 provided by the Company to
             U.S. OnLine Communications L.L.C............................
    10.4     Form of 15% Promissory Note in the principal amount of up to
             $7,200,000 provided by U.S. OnLine Communications L.L.C. to the Company.................................................
    10.5*    14% Convertible Promissory Note in the principal amount of
             $1,500,000 provided by the Company to Aspen OnLine
             Investments, LLC, dated March 30, 1998......................
    10.6     Form of 15% Convertible Promissory Notes issued by the
             Company in the Interim Financing............................
    10.7     Aspen Online Investments, LLC warrant to purchase 100,000
             shares of Common Stock, dated March 30, 1998................
    10.8     Form of Barington Capital Group, L.P. warrant to purchase
             shares
             of Common Stock.............................................
    10.9     Form of Registration Rights Agreement between the Company
             and certain stockholders....................................
    10.10*   Silicon Valley Bank Credit Facility.........................
    10.11*   Form of Subordination Agreement between Silicon Valley Bank and creditors...............................................
    10.12    Employment and Noncompetition Agreement between the Company and Robert G. Solomon, dated March 26, 1998.................
    10.13    Employment and Noncompetition Agreement between the Company and Donald E. Barlow, dated March 26, 1998..................
    11.1*    Statement regarding computation of earnings per share.......
    15.1*    Letter on Unaudited Interim Financial Information...........
    21.1     Subsidiaries of the Company.................................
    23.1*    Consent of Graham & James LLP/Riddell William P.S. (included in Exhibit 5.1).............................................
    23.2.1   Consent of Coopers & Lybrand (Cable)........................
    23.2.2   Consent of Coopers & Lybrand (LLC)..........................

                                                                           SEQUENTIALLY
                                                                             NUMBERED
    NUMBER                           DESCRIPTION                               PAGE
    ------                           -----------                           ------------
    24.1     Power of Attorney (included in signature page)..............
    27.1     Financial Data Schedule.....................................

---------------
* To be filed by amendment.